Exhibit 2.1

ASSET PURCHASE AGREEMENT

BY AND AMONG,

TODD A. CORRELL,

THOMAS J. THARRINGTON,

NORTH AMERICAN TELECOMMUNICATIONS CORPORATION,

MAGICJACK BUSINESS SUBSIDIARY, INC.

and

MAGICJACK VOCALTEC LTD. (solely as guarantor of Purchaser’s obligations and agreements)

March 15, 2016

i

ii

Exhibits:

Exhibit A:	Form of Bill of Sale
Exhibit B:	Form of Executive Employment Agreement
Exhibit C:	Form of Transition Services Agreement
Exhibit D:	Form of Trademark Assignment
Exhibit E:	Form of Domain Name Assignment
Exhibit F:	Form of Specified Employee Employment Agreement
Exhibit G:	Form of Escrow Agreement
Exhibit H:	Sample Net Working Capital Calculation

Schedules:

Schedule 1.1(b)(i):	Regulated Assets
Schedule 1.1(b)(x):	Specified Excluded Assets
Schedule 1.8:	Allocation Schedule
Schedule 5.5:	Permitted Name and Logo Use Post-Closing
Schedule 5.14:	Acquisition of Regulated Assets
Schedule 5.15:	Specified Employees
Schedule 6.2(b):	Specified Consents

iii

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of March 15, 2016, is made by and among Todd A. Correll (“Correll”), Thomas J. Tharrington (“Tharrington”, together with Correll, “Shareholders” and each individually, a “Shareholder”), North American Telecommunications Corporation, a Florida corporation (as further defined in Section 9.1, “Seller”), magicJack Business Subsidiary, Inc., a Florida corporation (“Purchaser”) and magicJack VocalTec Ltd., an Israeli corporation (“Parent”).  Seller and Shareholders are sometimes referred to herein collectively as the “Seller Parties” and each individually as a “Seller Party.”  Seller Parties and Purchaser are sometimes referred to herein collectively as the “Parties” and each individually as a “Party.”

WHEREAS, Shareholders collectively own all of the issued and outstanding shares of common stock of Seller;

WHEREAS, the Parties desire for Purchaser to purchase the Purchased Assets and assume the Assumed Liabilities from Seller, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants, representations and warranties made herein and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the Parties agree as follows:

ARTICLE I
PURCHASE AND SALE

Section 1.1             Purchase and Sale.

(a)           Sale of Assets. On and subject to the terms and conditions of this Agreement, at the closing of the transactions contemplated hereby (the “Closing”), Seller shall sell, assign, transfer, convey, and deliver to Purchaser, free and clear of all Liens, and Purchaser shall purchase from Seller, all of its assets, properties and rights of whatever kind, tangible and intangible, whether accrued, contingent or otherwise, other than the Excluded Assets (collectively, the “Purchased Assets”), including the following Purchased Assets:

(i)           all computer hardware, furniture, furnishings, signage, vehicles, equipment, machinery, tooling, parts and other tangible personal property;

(ii)          all rights under or related to any Contract to which such Seller is a party (the “Included Contracts”); provided that in the event any Contract of such Seller is identified following the Closing that is required to be disclosed in Section 3.12(a) of the Disclosure Schedule, but is not so disclosed, Purchaser may at its sole discretion elect to exclude such Contract from the Purchased Assets in accordance with Section 1.1(b)(iii);

(iii)         all rights under or related to non-competition, non-solicitation and restrictive covenant agreements and arrangements, and all invention assignments and work made for hire provisions regarding such Seller arising by operation of Law or contract with respect to the relationship between such Seller and any of its current or former employees or independent contractors;

(iv)        all payment rights and other intangible assets (including goodwill) with respect to customer relationships that are not embodied in complete written Contracts;

(v)         all Owned Intellectual Property now in existence or under development, including all licenses and rights of use or practice relating thereto, and all goodwill represented thereby and pertaining thereto;

(vi)        all credits, prepaid expenses, deferred charges, advance payments, security deposits and other prepaid items;

(vii)       all telephone numbers, facsimile numbers, websites, email addresses, domain names and any similar items;

(viii)      all instruments and inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories;

(ix)         all notes receivable, accounts receivable and other receivables (in all cases, whether or not billed) and all accrued penalties and interest thereon, and the benefit of any security therefor;

(x)          all Books and Records;

(xi)         to the extent their transfer is permitted by applicable Law, all Permits, including all applications therefor;

(xii)        all causes of action, lawsuits, claims and demands of any nature available to or being pursued by such Seller with respect to the Purchased Assets or the Assumed Liabilities; and

(xiii)       all goodwill.

(b)           Excluded Assets.  Notwithstanding Section 1.1(a), Seller shall retain its right, title and interest in and to the following assets (collectively, the “Excluded Assets”):

(i)          all Contracts, Permits and other assets set forth on Schedule 1.1(b)(i) (the “Regulated Assets”);

(ii)         all Cash;

(iii)        in the event any Contract of Seller is identified following the Closing that is required to be disclosed in Section 3.12(a) of the Disclosure Schedule, but is not so disclosed, Purchaser may at its sole discretion elect to exclude such Contract from the Purchased Assets, and such Contract shall thereupon be deemed an Excluded Asset;

(iv)        minute books, seals and similar items;

(v)         all Employee Benefit Plans;

(vi)        any vehicles owned or leased by Seller and used by any employee of Seller, including Correll or Tharrington;

(vii)       all insurance policies owned by Seller;

(viii)      any Tax refunds, claims or similar amounts of Seller for periods attributable to the period prior to Closing;

(ix)         the rights of Seller under this Agreement and the other Transaction Documents; and

(x)          assets listed on Schedule 1.1(b)(x).

(c)           Assumption of Certain Liabilities.  On and subject to the terms and conditions of this Agreement, at the Closing, Purchaser shall assume and agree to pay and discharge when due (i) all accounts payable and other accrued Liabilities of Seller arising in the ordinary course of business solely to the extent reflected in the Closing Date Net Working Capital set forth in the Final Closing Statement or Adjusted Final Closing Statement, as the case may be, and (ii) obligations under Included Contracts included in the Purchased Assets that, by the terms of such Included Contracts, arise after the Closing (other than by virtue of a breach, default or violation of any Included Contract occurring at or prior to the Closing), relate to periods following the Closing and are by their terms to be observed, paid, discharged, and performed as the case may be, at any time after the Closing (collectively, the “Assumed Liabilities”).

(d)           Excluded Liabilities.  Notwithstanding anything to the contrary in this Agreement, Purchaser shall not be responsible for any Liabilities of Seller or any Affiliate of Seller that are not Assumed Liabilities specifically described in Section 1.1(c) (such excluded Liabilities, collectively, the “Excluded Liabilities”).  In furtherance of, and not in limitation of, the foregoing, and notwithstanding anything to the contrary in this Agreement, Purchaser shall not be responsible for any of the following (each of which shall also constitute Excluded Liabilities):

(i)          any Liability under or with respect to Indebtedness of Seller or any third party or any agreement or instrument relating thereto (including any guaranty thereof or other contingent obligation with respect thereto), except for the capital lease disclosed in Section 3.10(a) of the Disclosure Schedule;

(ii)         any Liability relating to any Excluded Asset;

(iii)        any Liability imposed by or in connection with any Law or Permit, and incurred in connection with (A) conditions existing, events or acts occurring or omissions of acts occurring on or prior to the Closing, or (B) any real property or business entities, whether domestic or foreign, formerly owned, leased, occupied or operated by or in connection with the Business;

(iv)        any Liability or Legal Proceeding caused by, relating to or arising from any fact, transaction, status, event, condition, circumstance, occurrence or situation, whether known or unknown, existing, arising or occurring on or prior to the Closing, or otherwise attributable to the pre-Closing operation of the Business;

(v)         any Liability under any surety bonds of the Business;

(vi)        any Liability for any Taxes (A) of Seller or any Affiliate of Seller for any period or (B) attributable to the conduct of the Business or ownership of assets on or before the Closing, regardless of when assessed;

(vii)       any Liability that was required to be disclosed as a liability under GAAP on the Balance Sheet, and was not shown as a liability on the Balance Sheet;

(viii)      any Liability for deferred compensation, accrued bonuses, transaction or other bonuses, or severance obligations (including such obligations that may arise in connection with the transactions contemplated hereby);

(ix)         any Liability under any Law pertaining to employment and employment practices to the extent they relate to employees of Seller, including all Laws relating to wage and hours, overtime compensation, leaves of absence, unemployment insurance, harassment and discrimination attributable to the period on or before Closing;

(x)          any Seller Transaction Expenses of any Seller Party or any Affiliate thereof or any Liability of any Seller Party incurred under this Agreement or in connection herewith;

(xi)         any Liability to any Affiliate of any Seller Party;

(xii)        any obligation of Seller to indemnify any Person by reason of the fact that such Person was a director, officer, employee, or agent of such Seller or was serving at the request of any such entity as a partner, trustee, director, officer, employee, or agent of another entity; and

(xiii)       any Liability for unpaid commissions not included in the Closing Date Net Working Capital set forth in the Final Closing Statement or Adjusted Final Closing Statement, as the case may be.

(e)           Required Consents.  Notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute an agreement to assign or transfer any Purchased Asset or interest therein as to which (i) an assignment or transfer thereof or an attempt to make such an assignment or transfer without a Consent (a “Required Consent”) would constitute a breach or violation thereof or of applicable Law, or would adversely affect the rights or obligations thereunder to be assigned or transferred to or for the account of Purchaser and (ii) such Required Consent shall not have been obtained prior to the Closing.  Any transfer or assignment to Purchaser by Seller of any such Purchased Asset or interest therein (a “Delayed Asset”), and any assumption by Purchaser of any corresponding Assumed Liability (a “Delayed Liability”), shall be made subject to all such Required Consents in respect of such Delayed Asset being obtained.  If there are any Delayed Assets, each Seller Party shall use its commercially reasonable efforts to obtain all Required Consents in respect thereof as promptly as practicable following the Closing, provided that Purchaser shall provide its cooperation as may be reasonably requested by any Seller Party at no material cost or expense to Purchaser or any of its Affiliates.  Until all Required Consents with respect to each Delayed Asset have been obtained, (i) the Seller shall hold the Delayed Asset on behalf of Purchaser, (ii) Seller Parties shall cooperate with Purchaser for no additional consideration in any lawful arrangement (including subleasing or subcontracting, or performance thereunder by such Seller as Purchaser’s agent) requested by Purchaser to provide Purchaser with all of the benefits of or under any such Delayed Asset, (iii) the Seller shall otherwise enforce and perform for the account of Purchaser and as directed by Purchaser any other rights and obligations of such Seller arising from such Delayed Asset (and not waive, alter or amend any of same without the consent of Purchaser) and (iv) Purchaser shall bear the full cost and expense associated with such Delayed Asset, including but not limited to any cost or expense incurred by Seller in complying with the foregoing subparagraphs (i) – (iii) but solely to the extent Purchaser derives benefit therefrom.  Seller Parties shall cause Seller to comply with its obligations under this Agreement and to maintain its corporate or other existence until all of its obligations pursuant to this Section 1.1(e) and otherwise herein are performed in full and all Delayed Assets are transferred and assigned hereunder. At such time and on each occasion after the Closing Date as all Required Consents with respect to a Delayed Asset have been obtained, such Delayed Asset shall automatically be transferred and assigned by Seller to Purchaser for no additional consideration without any further act on the part of any Party.

Section 1.2             Transaction Consideration. The aggregate consideration (collectively, the “Transaction Consideration”) to be paid by Purchaser for the Purchased Assets shall consist of:

(i)          $37,990,000.00 in cash; plus

(ii)         a number of unregistered ordinary shares of no par value, of Parent (the “Parent Shares”) determined by dividing $1,800,000 by the Average Closing Share Price; plus

(iii)        any Earnout Payment made pursuant to, and subject to the terms of, Section 1.6; minus

(iv)        the amount, if any, by which the Closing Date Net Working Capital is less than the Target Net Working Capital; plus

(v)         the amount, if any, by which the Closing Date Net Working Capital is greater than the Target Net Working Capital; plus

(vi)        the Contingent Payment, if any; minus

(vii)       any Indebtedness that is not Indebtedness for Borrowed Money.

A portion of the Transaction Consideration payable in cash shall be used to discharge and pay in full (i) all Indebtedness for Borrowed Money, (ii) the Seller Transaction Expenses and (iii) the Change of Control Payments, except for the Change of Control Payment pursuant to the Contract specified in Schedule 1.1(b)(x).  Seller acknowledges receipt of the Deposit, which shall be applied against the Transaction Consideration at Closing.

Section 1.3             Closing Date.  Unless this Agreement shall have been terminated in accordance with Section 7.1, and subject to the satisfaction or waiver of the conditions set forth in Article VI, the Closing will take place at 11:00 a.m., Eastern Daylight Time, on a date to be specified by the Parties, which shall be no later than the second Business Day after the satisfaction or waiver of the conditions set forth in Article VI (other than those that by their terms are to be satisfied or waived at the Closing), at the offices of Akerman LLP, Three Brickell City Centre, 98 SE 7th Street, Miami, FL 33131, unless another time, date and/or place is agreed to in writing by Parties (the date of the Closing, the “Closing Date”). The Closing may occur by the exchange of documents, certificates or other instruments via facsimile or electronic transmission (in PDF or other electronic format).

Section 1.4             Closing Payment and Deliveries.

(a)           Pre-Closing Deliveries. At least one (1) Business Day prior to the Closing Date, Seller Parties shall deliver to Purchaser:

(i)           a certificate (the “Closing Payoff Certificate”) signed by each Seller Party, which shall set forth (i) the estimated amount of all outstanding Indebtedness of Seller as of immediately prior to Closing, (ii) the estimated amount of outstanding Seller Transaction Expenses as of immediately prior to Closing and instructions regarding the payment of such Seller Transaction Expenses at Closing, (iii) the amount of Change of Control Payments as of immediately prior to Closing and instructions regarding the payment of such Change of Control Payments at Closing, and (iv) an estimate of the Net Working Capital as of the Closing Date (“Estimated Net Working Capital”); and

(ii)          a payoff letter from each holder of Indebtedness for Borrowed Money providing that, upon the payment of the amounts specified therein at Closing (including any applicable per diem amounts and prepayment penalties), all obligations with respect to such Indebtedness for Borrowed Money shall be satisfied and cancelled and if such Indebtedness for Borrowed Money is secured, all Liens securing such Indebtedness for Borrowed Money shall thereby be released and authorizing Seller or its designees (or requiring the applicable holder thereof) to file UCC-3 termination statements or take such other action necessary to evidence the termination of such Liens following payoff (collectively, the “Payoff Letters”).

(b)           Seller Parties’ Closing Deliveries. At the Closing, Seller Parties shall deliver the following to Purchaser:

(i)           a Bill of Sale, Assignment and Assumption Agreement (the “Bill of Sale”) in the form attached hereto as Exhibit A duly executed by Seller;

(ii)         a copy of the (A) articles of incorporation, as amended (or similar incorporation or formation documents), of Seller, certified by the Secretary of State of Florida, as of a recent date, along with all other Governing Documents of Seller and accompanied by (B) a certificate of the Secretary of Seller, dated as of the Closing Date, stating that no amendments have been made to such articles of incorporation (or other Governing Documents) since such date;

(iii)        an affidavit described in Section 1445(b)(2) of the Code from Seller in form and substance reasonably satisfactory to Purchaser, dated as of the Closing Date;

(iv)        a good standing certificate, as of a recent date, for Seller certified by the Secretary of State of (A) the State of Florida, and (B) each other jurisdiction in which Seller is qualified to do business as a foreign entity;

(v)         an employment agreement with Purchaser, and guaranteed by Parent, in the form attached hereto as Exhibit B, duly executed and delivered by each Shareholder, in each case effective as of the Closing Date (the “Executive Employment Agreements”);

(vi)        the Services Agreement in the form attached hereto as Exhibit C (the “Transition Services Agreements”) executed by Seller;

(vii)       evidence that all Contracts, transactions and relationships set forth in Section 3.23 of the Disclosure Schedule will be terminated and Seller will be unconditionally released therefrom as of the Closing Date;

(viii)      the Deposit Account Control Agreement executed by Seller and the respective bank;

(ix)         the Trademark Assignment in the form attached hereto as Exhibit D executed by Seller;

(x)          the Domain Name Assignment in the form attached hereto as Exhibit E executed by Seller; and

(xi)         the Escrow Agreement executed by Seller.

(c)           Purchaser’s Closing Deliveries. At the Closing, Purchaser shall:

(i)          pay to Seller the Closing Cash Consideration by wire transfer in immediately available funds to the account(s) specified in writing by Seller;

(ii)         deposit the Indemnity Escrow Amount and the Earnout Escrow Amount with the Escrow Agent;

(iii)        deliver to Seller original stock certificates evidencing the Parent Shares;

(iv)        pay the amount of all Indebtedness for Borrowed Money from the Transaction Consideration as provided in the Payoff Letters;

(v)         pay the Seller Transaction Expenses from the Transaction Consideration as provided in the Closing Payoff Certificate;

(vi)        pay the Change of Control Payments as provided in the Closing Payoff Certificate;

(vii)       deliver to Seller the Bill of Sale duly executed by Purchaser;

(viii)      deliver to Seller a certificate of an officer of Purchaser dated the Closing Date certifying to (A) Purchaser’s Governing Documents, (B) the adoption of resolutions of Purchaser approving the transactions contemplated by the Transaction Documents and appointing each Shareholder as an officer of Purchaser, and (C) the incumbency of the officers signing the Transaction Documents on behalf of Purchaser (together with their specimen signatures);

(ix)         deliver to Seller a good standing certificate, as of a recent date, for Purchaser certified by the Secretary of State of Florida;

(x)          deliver to Seller the Transition Services Agreement executed by Purchaser;

(xi)         deliver to Seller the Executive Employment Agreements, each duly executed by Purchaser and Parent;

(xii)        deliver to Seller a Florida resale certificate for the inventory; and

(xiii)       the Escrow Agreement executed by Purchaser and the escrow agent.

Section 1.5             Net Working Capital Adjustment.

(a)           Within ninety (90) days after the Closing Date, Purchaser shall prepare and deliver to Seller a statement (the “Closing Statement”) calculating the Net Working Capital as of the Closing Date (the “Closing Date Net Working Capital”); provided, however, that if Purchaser fails to deliver the Closing Statement within such ninety (90) day period, Seller shall have the right to deliver a Closing Statement within 90 days following such 90 day period.  If neither Purchaser nor Seller delivers a Closing Statement within such periods, the Estimated Net Working Capital shall become final and the Final Adjustment Amount under this Section 1.5 shall be zero.

(b)           If Seller disputes any amount as shown on the Closing Statement delivered by Purchaser or Purchaser disputes any amount as shown on the Closing Statement delivered by Seller, the disputing Party shall deliver to the other Parties within thirty (30) days after receipt of the disputed Closing Statement a notice (the “Dispute Notice”) setting forth the disputing Party’s calculation of such amount and describing in reasonable detail the basis for the determination of such different amount. If the Party receiving the Closing Statement does not deliver a Dispute Notice to the Party that delivered the Closing Statement within such thirty (30) day period, such delivered Closing Statement shall be deemed to be the “Final Closing Statement”.  The Parties shall use commercially reasonable efforts to resolve such differences within a period of thirty (30) days after the Dispute Notice is given.  If the Parties resolve such differences, the Closing Statement agreed to by the Parties shall be deemed to be the Final Closing Statement.  If Purchaser and Seller do not reach a final resolution on the Closing Statement within thirty (30) days after the Dispute Notice is given, unless Purchaser and Seller mutually agree to continue their efforts to resolve such differences, the Neutral Accountant shall resolve such differences pursuant to an engagement agreement among Purchaser, Seller and the Neutral Accountant (which Purchaser and Seller agree to execute promptly), in the manner provided below.  The Neutral Accountant shall only decide the specific items under dispute by the Parties (the “Disputed Items”), solely in accordance with the terms of this Agreement. Purchaser and Seller shall each be entitled to make a presentation to the Neutral Accountant, pursuant to procedures to be agreed to among Purchaser, Seller and the Neutral Accountant (or, if they cannot agree on such procedures, pursuant to procedures determined by the Neutral Accountant), regarding such Party’s determination of the amounts to be set forth on the Final Closing Statement; and the Parties shall use commercially reasonable efforts to cause the Neutral Accountant to resolve the differences between Purchaser and Seller and determine the amounts to be set forth on the Final Closing Statement within twenty (20) days after the engagement of the Neutral Accountant.  The Neutral Accountant’s determination shall be based solely on such presentations of the Parties (i.e., not on independent review) and on the definitions and other terms included herein.  The Closing Statement determined by the Neutral Accountant shall be deemed to be the “Adjusted Final Closing Statement”.  Such determination by the Neutral Accountant shall be final and binding upon the Parties, absent fraud or manifest error, and shall be considered an arbitral award for all purposes.  If Seller delivered the Dispute Notice, the fees and expenses of the Neutral Accountant shall be paid by the Party whose calculation of the Final Adjustment Amount (as defined below) is farther from the Neutral Accountant’s calculation thereof.  If Purchaser delivered the Dispute Notice, the fees and expenses of the Neutral Accountant shall be paid by Purchaser; provided, however, if the Neutral Accountant's calculation of the Final Adjustment Amount indicates that Seller's calculation of that amount overestimated the Final Adjustment Amount due to Seller by more than five percent (5%) or underestimated the Final Adjustment Amount payable by Seller by more than five percent (5%), then in either of such cases the fees and expenses of the Neutral Accountant shall be paid by the Party whose calculation of the Final Adjustment Amount is farther from the Neutral Accountant’s calculation thereof.  Nothing in this Section 1.5(b) shall be construed to authorize or permit the Neutral Accountant to: (i) determine any questions or matters whatsoever under or in connection with this Agreement except for the resolution of differences between Purchaser and Seller regarding the determination of the Final Closing Statement; or (ii) resolve any such differences by making an adjustment to the Closing Statement that is outside of the range defined by amounts as finally proposed by Purchaser and Seller. The amount determined to be due as a result of the application of the provisions of Section 1.5 shall be referred to as the “Final Adjustment Amount”.

(c)           Promptly, but no later than five (5) Business Days after the final determination thereof, if the Closing Date Net Working Capital set forth in the Final Closing Statement or Adjusted Final Closing Statement, as applicable: (i) exceeds the Estimated Net Working Capital, Purchaser shall pay such excess amount to Seller by wire transfer of immediately available funds to an account(s) designated by Seller; or (ii) is less than the Estimated Net Working Capital, Seller shall, at Purchaser’s election, (A) pay an amount equal to such shortfall to Purchaser by wire transfer of immediately available funds to an account designated by Purchaser, or (B) direct the Escrow Agent to pay to Purchaser from the Indemnity Escrow Amount the amount equal to such shortfall or any portion thereof. Each Party hereby agrees to execute and deliver all joint instructions to the Escrow Agent necessary to give effect to this Section 1.5.

Section 1.6             Earnout.

(a)           Earnout; Definitions. For purposes of this Section 1.6, “2016 Revenues” means, the revenues of Seller for the period commencing on January 1, 2016 and ending on the day preceding the Closing Date plus the revenues of Purchaser for the period commencing on the Closing Date and ending on December 31, 2016, in each case determined in accordance with GAAP, to the extent such revenues are generated with gross profit margins consistent with past practices of Seller, provided that any revenues generated at a lower gross profit margin shall be included in the calculation of 2016 Revenues if derived from a customer with the written approval of the Purchaser’s or Parent’s chief financial officer (or other senior management, excluding Correll, Tharrington and Specified Employees).

(b)           Earnout Payments. As additional consideration for the Purchased Assets, at such time and as provided in Section 1.6(d), Purchaser shall cause the Escrow Agent to pay to Seller in the aggregate an amount equal to $2,000,000 (the “Earnout Payment”) if 2016 Revenues equal or exceed $15,600,000; provided, however, that in no event shall the Earnout Payment be more than $2,000,000 in the aggregate under this Section 1.6(b).

(c)           Procedures Applicable to Determination of Earnout Payments.

(i)           On or before the earlier of (A) thirty (30) days after the finalization of Purchaser’s or Parent’s 2016 audited financial statements, and (b) April 30, 2017, Purchaser shall prepare and deliver to Seller a written statement (the “Earnout Calculation Statement”) setting forth its calculation of the Earnout Payment. Prior to such date, Purchaser shall have the right to inspect Seller’s books and records during normal business hours at Seller’s offices, upon reasonable prior notice and solely for purposes reasonably related to the determinations of the Earnout Payment.

(ii)           Seller shall have sixty (60) days after receipt of the Earnout Calculation Statement (the “Review Period”) to review the Earnout Calculation Statement. During the Review Period, Seller and its representatives shall have the right to inspect Purchaser’s books and records during normal business hours at Purchaser’s offices, upon reasonable prior notice and solely for purposes reasonably related to the determinations of the Earnout Payment. Prior to the expiration of the Review Period, Seller may object to the determination set forth in the Earnout Calculation Statement by delivering a written notice of objection (the “Earnout Calculation Objection Notice”) to Purchaser. The Earnout Calculation Objection Notice shall specify the items in the applicable determination disputed by Seller and shall describe in reasonable detail the basis for such objection, as well as the amount in dispute. If Seller fails to deliver the Earnout Calculation Objection Notice to Purchaser prior to the expiration of the Review Period, then the determination set forth in the Earnout Calculation Statement prepared and delivered by Purchaser shall be deemed to be the “Final Earnout Calculation Statement”. If Seller timely delivers the Earnout Calculation Objection Notice, Purchaser and Seller shall negotiate in good faith to resolve their disputes. If Purchaser and Seller are unable to resolve their disputes within thirty (30) days after such an Earnout Calculation Objection Notice has been given, all unresolved disputed items shall be promptly referred to the Neutral Accountant. The Neutral Accountant shall be directed to render a written report on the unresolved disputed items with respect to the applicable determination as promptly as practicable, and to resolve only those disputed items set forth in the Earnout Calculation Objection Notice. The Earnout Calculation Statement determined by the Neutral Accountant shall be deemed to be the “Adjusted Final Earnout Calculation Statement.”  Such determination by the Neutral Accountant shall be final and binding upon the Parties, absent fraud or manifest error and shall be considered an arbitral award for all purposes.  If unresolved disputed items are submitted to the Neutral Accountant, Purchaser and Seller shall each furnish to the Neutral Accountant such work papers, schedules and other documents and information relating to the unresolved disputed items as the Neutral Accountant may reasonably request. The Neutral Accountant shall resolve the disputed items based solely on the applicable definitions and other terms in this Agreement and the presentations by Purchaser and Seller, and not by independent review. The fees and expenses of the Neutral Accountant shall be paid by the Purchaser if the Neutral Accountant determines that the Earnout Payment is owing, or by Seller if the Neutral Accountant determines that the Earnout Payment is not owing.

(d)           Timing of Earnout Payment.  The Earnout Payment, if any, that Purchaser is required to pay, or cause to be paid, pursuant to Section 1.6(b) hereof shall be paid in full no later five (5) Business Days following the date upon which the determination of the Earnout Payment becomes final and binding upon the Parties as provided for in Section 1.6(c)(ii) (including any final resolution of any dispute raised by Seller in an Earnout Calculation Objection Notice), as set forth in the Final Earnout Calculation or the Adjusted Final Earnout Calculation Statement, as applicable.  If the Earnout Payment is due to Seller, Purchaser and Seller shall by joint written instruction promptly direct the Escrow Agent to pay to Seller the Earnout Payment from the Earnout Escrow Amount in cash by wire transfer of immediately available funds to a bank account(s) designated by Seller in writing.  If the Earnout Payment is not due to Seller, Purchaser and Seller shall by joint written instruction promptly direct the Escrow Agent to return to Purchaser the Earnout Payment from the Earnout Escrow Amount in cash by wire transfer of immediately available funds to a bank account designated by Purchaser in writing.

(e)           Post-Closing Operation of the Purchased Assets and No Representations. Seller acknowledge and agree that (i) the timing and eligibility for the Earnout Payment is speculative and subject to numerous factors outside the control of Purchaser, (ii) there is no guarantee that the Earnout Payment payable to Seller under this Agreement shall be payable to Seller and Purchaser has not promised the Earnout Payment, (iii) neither Purchaser  nor any of its officers, directors, employees or agents, owes a fiduciary duty or any other duty, whether express or implied, to Seller with respect to the Earnout Payment, (iv) the Parties solely intend the express provisions of this Agreement to govern their contractual relationship with respect to the Earnout Payment, (v) subject to the terms of this Agreement, subsequent to the Closing, Purchaser shall own all of the Purchased Assets and shall have discretion with regard to matters relating to the operation of the Purchased Assets; provided, that Purchaser shall not, directly or indirectly, take any actions in bad faith or otherwise that would have under any circumstances the purpose of avoiding the Earnout Payment, and (vi) Purchaser makes no representation and expresses no opinion as to the likelihood that the Purchased Assets shall perform in a manner which shall result in payment of the Earnout Payment and the contingent right to receive the Earnout Payment is not an investment in Purchaser or the Purchased Assets.

(f)           No Security. The Parties understand and agree that (i) the contingent rights to receive the Earnout Payment shall not be represented by any form of certificate or other instrument, are not transferrable, except by operation of Laws relating to descent and distribution, divorce and community property, and do not constitute an equity or ownership interest in Purchaser or any Subsidiary thereof, (ii) no Seller Party shall have any rights as a security holder of Purchaser or any Subsidiary thereof as a result of Seller’s contingent right to receive the Earnout Payment hereunder, and (iii) no interest is payable with respect to the Earnout Payment.

Section 1.7            Tax Withholding.  Notwithstanding anything in this Agreement to the contrary, Purchaser shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Person such amounts as it is required to deduct and withhold from such Person with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of any Law relating to Taxes. To the extent that amounts are so withheld by Purchaser, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made by Purchaser.

Section 1.8            Allocation of Transaction Consideration.  Schedule 1.8 (the “Allocation Schedule”) sets forth the Parties' agreed allocation of the Transaction Consideration paid in accordance with Section 1.4 prepared in accordance with the Code Section 1060 and the Treasury Regulations promulgated thereunder. The Parties agree that they shall report the Transaction Consideration in a manner entirely consistent with such allocation schedule in all Tax Returns and forms and in the course of any Tax audit, Tax review or Tax litigation relating hereto.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS

Each of the Shareholders, jointly and severally, represent and warrant to Purchaser that the following statements are correct and complete as of the date hereof.

Section 2.1             Authorization and Enforceability.  Each Shareholder has the requisite legal capacity to execute and deliver this Agreement and each other Transaction Document to which he is a party, and to consummate the transactions contemplated hereby and thereby.  This Agreement and the other Transaction Documents to which each Shareholder is a party has been or will be duly and validly executed and delivered by each Shareholder and constitute or will upon execution and delivery of such Transaction Document by the other parties thereto constitute legal, valid and binding obligations of each Shareholder, enforceable against such Shareholder in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at Law or in equity).

Section 2.2             Brokers Fees.  Except as set forth in Section 3.24 of the Disclosure Schedule, no Shareholder has any Liability to pay any fees, commissions or other amounts to any investment banker, broker, finder or agent with respect to the transactions contemplated by this Agreement.

Section 2.3             No Proceedings. No Legal Proceeding is pending before any Governmental Body seeking to restrain or prohibit the Shareholders from entering into this Agreement or to prohibit the Closing or the performance of any other obligation hereunder.

Section 2.4             Investor Status.  Based on the premise that Seller will distribute the Parent Shares to its Shareholders following Seller’s receipt thereof at Closing, each Shareholder (a) has such knowledge and experience in financial and business matters, knows of the high degree of risk associated with investments generally and particularly investments in the securities of companies such as Parent, and that such Shareholder is capable of evaluating the merits and risks of acquiring and holding the Parent Shares, (b) has been given the opportunity to (i) ask questions of, and receive answers from, Parent concerning matters pertaining to an investment in Parent and (ii) obtain any additional information which Parent can acquire without unreasonable effort or expense that is necessary to evaluate the merits and risks of an investment in Parent, (c) acknowledges that neither Parent nor any of its officers, directors, employees, agents or stockholders has made any representations, warranties or guaranties to such Shareholder with respect to an investment in Parent or rendered any investment advice to such Shareholder, (d) understands that the Parent Shares are being issued without registration under the Securities Act under applicable state securities Laws ("Blue Sky Laws") or under the securities laws or laws of similar import of any other country or jurisdiction, in reliance upon exemptions provided by the Securities Act, the Blue Sky Laws and such other securities laws or laws of similar import, and the regulations promulgated thereunder, (e) is the sole party in interest as to the Parent Shares to be acquired by such Shareholder under this Agreement and is acquiring the Parent Shares for such Shareholder’s own account, not with a view toward the resale or distribution thereof and with the intent of holding the Parent Shares indefinitely, (f) is aware that there is no assurance that Parent’s business or operations will be successful, and acknowledges that the Parent Shares to be acquired hereunder may currently or in the future have no monetary value and acknowledges that he has been advised that an acquisition of the Parent Shares involves a high degree of risk and is suitable only for persons of adequate financial means who have no need for liquidity with respect to the Parent Shares and who can afford the risk of a complete loss of any value of the Parent Shares and acknowledges that he meets such criteria, (g) understands the speculative nature of and risks involved in the proposed acquisition of Parent Shares, (h) is able to bear the economic risk associated with the Parent Shares for an indefinite period of time, and (i) is an “accredited investor” (as such term is defined in Regulation D promulgated under the Securities Act.  Such Shareholder acknowledges that the Parent Shares that he receives hereunder will include the following legend:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FROM THE ISSUER WITHOUT BEING REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) AND ARE RESTRICTED SHARES AS THAT TERM IS DEFINED UNDER RULE 144, PROMULGATED UNDER THE SECURITIES ACT.  THESE SHARES MAY NOT BE SOLD, PLEDGED, TRANSFERRED, DISTRIBUTED, OR OTHERWISE DISPOSED OF IN ANY MANNER (“TRANSFER”) UNLESS SUCH SHARES ARE REGISTERED UNDER THE SECURITIES ACT OR EXCEPT PURSUANT TO A VALID EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS AS EVIDENCED BY AN OPINION OF COUNSEL, REASONABLY SATISFACTORY TO THE ISSUER, STATING THAT THE TRANSFER WILL NOT RESULT IN A VIOLATION OF THE SECURITIES ACT.

ARTICLE III
REPRESENTATIONS AND WARRANTIES CONCERNING SELLER PARTIES

Seller Parties, jointly and severally, represent and warrant, to Purchaser that the following statements are correct and complete as of the date hereof.

Section 3.1            Organization and Related Matters.

(a)           Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Florida and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business.  Seller is duly qualified or authorized to do business as a corporation and is in good standing under the Laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, each of which is set forth in Section 3.1(a) of the Disclosure Schedule.

(b)           Except as set forth in Section 3.1(b) of the Disclosure Schedule, Seller does not own of record or beneficially, or otherwise has, any direct or indirect interest in any corporation, limited liability company, partnership, joint venture or other Person.

(c)           Seller Parties have delivered or made available to Purchaser complete and correct copies of the Governing Documents of Seller, as amended to date and as presently in effect.  Except as set forth in Section 3.1(c) of the Disclosure Schedule, since January 1, 2012, Seller has not consolidated or merged with, acquired all or substantially all of the assets of, or acquired the stock of or any equity interest in any Person.

Section 3.2            Books and Records.  The Books and Records, access to which have been provided to Purchaser, are complete and correct and represent actual, bona fide transactions and have been maintained in accordance with sound business practices. Seller does not maintain any minute books.

Section 3.3            Capitalization.  Section 3.3 of the Disclosure Schedule sets forth: (a) the total number of authorized shares of capital stock of Seller, (b) the total number of issued and outstanding shares of capital stock of Seller, (c) the names of the holders of the issued and outstanding shares of capital stock of Seller, and (d) the number of shares of capital stock held by each such holder.  Except as set forth in Section 3.3 of the Disclosure Schedule, each Shareholder owns and has good and valid title to all of the shares of Seller set forth next to his name in Section 3.3 of the Disclosure Schedule free and clear of any restrictions on transfer (other than restrictions under the Securities Act and Blue Sky Laws), which shares constitute all of the issued and outstanding equity of Seller.  All of the issued and outstanding shares of capital stock of Seller have been duly and validly authorized and issued, are fully paid and nonassessable.  No issued and outstanding shares of capital stock of Seller have been issued in violation of any preemptive rights or any applicable securities Laws.  Except as set forth in Section 3.3 of the Disclosure Schedule, (i) Seller has no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, preemptive rights or other contracts or commitments that could require Seller to issue, sell, or otherwise cause to become outstanding any of its equity securities, or securities convertible or exchangeable for, or any options, warrants, or rights to purchase, any of such equity securities; (ii) there are no outstanding obligations of Seller to repurchase, redeem or otherwise acquire any of its equity securities; (iii) there are no outstanding or authorized equity appreciation, phantom equity, profit participation or similar rights with respect to Seller; and (iv) there are no dividends or other distributions which have accrued or been declared but are unpaid on the equity securities of Seller. Except as set forth in Section 3.3 of the Disclosure Schedule, (i) there are no voting agreements, voting trusts, proxies, registration rights agreements, equity holder agreements or other similar Contracts with respect to Seller or any of the issued and outstanding shares of capital stock of Seller, and (ii) there are no Contracts obligating either Shareholder to vote or dispose of any equity securities of, or other equity or voting interests in, Seller or which has the effect of restricting or limiting the transfer, voting or other rights associated with the issued and outstanding shares of capital stock of Seller.

Section 3.4             Conflicts; Consents of Third Parties.  Except as set forth in Section 3.4 of the Disclosure Schedule, the execution and delivery of this Agreement and the other Transaction Documents to which any Seller Party is a party, the consummation of the transactions contemplated hereby or thereby, and compliance by any Seller Party with the provisions hereof or thereof does not and will not, with or without the passage of time or the giving of notice: (a) conflict with, or result in the breach of, any provision of the Governing Documents of Seller; (b) conflict with, violate, result in the breach or termination of, constitute a default under, result in an acceleration of, constitute a change of control under, or create in any party the right to accelerate, terminate, modify or cancel, any Contract to which any Seller Party is a party or by which any Seller Party or any of its respective properties or assets are bound, or require a Consent from any Person in order to avoid any such conflict, violation, breach, termination, default or acceleration; (c) violate any Law or any Order by which any Seller Party is bound; or (d) result in the creation of any Lien other than Permitted Liens upon the properties or assets of any Seller Party.  Except as set forth in Section 3.4 of the Disclosure Schedule, no Consent, Order, waiver, declaration or filing with, or notification to any Person, including any Governmental Body, is required on the part of any Seller Party in connection with the execution, delivery and performance of this Agreement or the other Transaction Documents, or the compliance by any Seller Party with any of the provisions hereof or thereof.

Section 3.5             Financial Statements.

(a)           Included in Section 3.5(a) of the Disclosure Schedule are true, correct and complete copies of (i) the unaudited balance sheets of Seller as at December 31, 2013, 2014 and 2015 and the related consolidated unaudited statements of income of Seller for the fiscal years then ended, (ii) management’s compilation from Seller’s accounting system of the balance sheet of Seller (the “Balance Sheet”) as at January 31, 2016 (the “Balance Sheet Date”) and the related statements of income of Seller for the one-month period then ended (together with all the statements set forth in (i), the “Financial Statements”).  The Financial Statements have been prepared from the Books and Records throughout the periods indicated on an income tax basis consistent with Seller’s historical practices, and do not include footnotes required by GAAP and are subject to normal and non-recurring year-end audit adjustments (which will not be material in the aggregate).  The Financial Statements fairly present in all material respects the financial position and results of operations, of Seller as of the dates and for the periods reflected thereon.

(b)           Seller makes and keeps accurate Books and Records in a consistent manner and with respect to all of the Purchased Assets.  There has not been (i) any significant deficiency in the design or operation of internal controls which could affect the ability of Seller to record, process, and summarize its financial data or any material weaknesses in internal controls of Seller, or (ii) any fraud that involves management or other employees who have a significant role in the internal controls of Seller.  Since the Balance Sheet Date, there have been no changes in internal controls or in other factors that could materially affect internal controls by Seller, including any corrective actions with regard to significant deficiencies and material weaknesses.

Section 3.6             No Undisclosed Liabilities.  Seller has no Liabilities (and there is no basis for any present or future Legal Proceeding against Seller giving rise to any Liability) except (a) to the extent specifically reflected and accrued for or specifically reserved against in the Balance Sheet and (b) for current Liabilities incurred subsequent to the Balance Sheet Date in the ordinary course of business consistent with past custom and practice (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of Law).

Section 3.7             Absence of Certain Developments.  Except as set forth in Section 3.7 of the Disclosure Schedule (arranged in subsections corresponding to the subsections set forth below), since December 31, 2015, Seller has not conducted its business other than in the ordinary course of business consistent with past custom and practice and:

(a)           there has not been any Company Material Adverse Change nor has there occurred any event which is reasonably likely to result in a Company Material Adverse Change;

(b)           Seller has not made any declaration or payment of any dividends or distributions on or in respect of any equity security of Seller, or redemption, purchase or acquisition of any equity security of Seller, or made any other payment to or on behalf of either Shareholder or any Affiliate thereof;

(c)           there has not been any split, combination or reclassification of any equity security of Seller;

(d)           there has not been any damage, destruction or loss, whether or not covered by insurance, with respect to the property and assets of Seller having a replacement cost of more than $50,000 for any single loss or $100,000 in the aggregate for any related losses;

(e)           Seller has not made any change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable, or paid or agreed or orally promised to pay, conditionally or otherwise, any bonus, incentive, retention or other compensation, retirement, welfare, fringe or severance benefit or vacation pay, to or in respect of any manager, director, officer, employee, distributor or agent of Seller, other than increases in the ordinary course of business consistent with past custom and practice in the base wages or salaries of employees of Seller other than officers or senior managers;

(f)           Seller has not entered into or amended any employment, deferred compensation, severance or similar agreement;

(g)           Seller has not entered into any collective bargaining agreement or relationship with any labor organization;

(h)           there has not been any material change by Seller in accounting or Tax reporting principles, methods or policies, any settlement of any Tax controversy, any amendment of any Tax Return, or any material Tax election made by or with respect to Seller;

(i)           except for the transactions contemplated by this Agreement, Seller has not entered into or amended any other transaction or Contract other than in the ordinary course of business consistent with past custom and practice;

(j)           Seller has not hired employees or engaged independent contractors other than in the ordinary course of business consistent with, and at a level consistent with, past custom and practice;

(k)           Seller has not breached any Contract in any material respect;

(l)           Seller has not made any loans, advances or capital contributions to, or investments in, any Person;

(m)         Seller has not mortgaged, pledged or subjected to any Lien (other than Permitted Liens) any of its assets, or acquired any assets or sold, assigned, transferred, conveyed, leased or otherwise disposed of any assets of Seller except for assets acquired or sold, assigned, transferred, conveyed, leased or otherwise disposed of in the ordinary course of business consistent with past custom and practice;

(n)          Seller has not canceled or compromised any debt or claim or amended, canceled, terminated, relinquished, waived or released any Contract or right except in the ordinary course of business consistent with past custom and practice and which, in the aggregate, are not material to Seller taken as a whole;

(o)           Seller has not entered into or amended any Contract or transaction with any of its Affiliates or paid any fees, expenses or other amounts to any Affiliate of Seller;

(p)           Seller has not made or committed to make any capital expenditures or capital additions or improvements (i) in excess of $25,000 individually or $50,000 in the aggregate, or (ii) outside the ordinary course of business consistent with past custom and practice;

(q)           Seller has not entered into any prepaid transactions or otherwise accelerated revenue recognition or the sales for periods prior to the Closing outside of the ordinary course of business consistent with past custom and practice;

(r)           Seller has not changed any of its policies or practices with respect to the payment of accounts payable or other current liabilities or the collection of accounts receivable (including any acceleration or deferral of the payment or collection thereof);

(s)           Seller has not amended any of its Governing Documents;

(t)           Seller has not adopted any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against Seller under any similar Law or other agreement with respect to the sale of Seller’s assets, securities or Business;

(u)           Seller has not issued any equity or debt securities or any security exercisable or exchangeable for or convertible into equity securities of Seller, or incurred any Indebtedness (other than in the ordinary course of business consistent with past practices);

(v)           Seller has not (i) discharged, repaid, amended, modified, made payment on, canceled or compromised any Indebtedness, or discharged or satisfied any Lien, or (ii) engaged in any transaction or provided any consideration relating to the release, modification or diminution of any guarantee, bond, surety or other obligation of any Seller Party or any Affiliate thereof;

(w)           Seller has not entered into any compromise or settlement of any Legal Proceeding or investigation by any Governmental Body;

(x)           Seller has not transferred, assigned or granted any license or sublicense of any material rights under or with respect to any Intellectual Property;

(y)           Seller has not failed (i) to file any material reports or take steps necessary to comply with applicable Laws and (ii) to maintain in good standing all Permits; and

(z)           Seller has not entered into any agreements or commitments to do or perform in the future any actions referred to in this Section 3.7.

Section 3.8             Taxes.  Except as set forth in Section 3.8 of the Disclosure Schedule:

(a)           Seller has timely filed with the appropriate taxing authorities all Tax Returns that it has been required to file.  All such Tax Returns are true, correct and complete in all material respects.  All Taxes owed by Seller (whether or not shown on any Tax Return) have been paid.  Seller is not a beneficiary of any extension of time within which to file any Tax Return.  No written claim has ever been made by a Governmental Body that remains unresolved with respect to Seller in a jurisdiction where Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.  There are no Liens on any of the assets of Seller that have arisen in connection with any failure (or alleged failure) to pay any Tax.

(b)           Seller has withheld and paid to the appropriate taxing authority or other Governmental Body all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(c)           Seller has not waived or extended any statute of limitations in respect of Taxes or agreed to any extension of time with respect to the assessment, payment or collection of any Tax.

(d)           Seller has no obligation to make a payment that is not deductible under Section 280G of the Code or that includes an obligation to indemnify or “gross up” the recipient of such payment for taxes imposed by Section 4999 of the Code.

(e)           None of the properties or assets of Seller is property which, for Tax purposes, is required to be treated as owned by another Person.  Seller is not an obligor on, and no assets have been financed directly or indirectly by, any tax-exempt bonds.  No property or assets of Seller is “tax-exempt use property” within the meaning of Section 168(h) of the Code.

(f)           No deficiency or proposed adjustment which has not been settled or otherwise resolved for any amount of Taxes has been asserted or assessed by any taxing authority or other Governmental Body against Seller.  There has not been, within the past five calendar years, an audit, examination or written notice of potential examination of any Tax Returns filed by Seller.

(g)           There is no Legal Proceeding for refund in progress, pending, proposed or, to the Knowledge of Seller Parties, threatened against or with respect to Seller regarding Taxes.  No Shareholder nor any director or officer (or employee responsible for Tax matters) of Seller expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed.

(h)           Seller has not agreed to or been required to make any adjustment pursuant to Section 481(a) of the Code or any corresponding provision of state, local or foreign Law by reason of any change in accounting method initiated by it or on its behalf; no taxing authority has proposed any such adjustment or change in accounting method; and Seller has no application pending with any taxing authority requesting permission for any change in accounting method.  Seller will not be required (A) as a result of a change in method of accounting for a taxable period ending on or prior to the Closing Date, to include any adjustment under Section 481(c) of the Code in taxable income for any taxable period (or portion thereof) beginning after the Closing or (B) as a result of any “closing agreement,” as described in Section 7121 of the Code, to include any item of income or exclude any item of deduction from any taxable period (or portion thereof) beginning after the Closing.

(i)           Seller has not been a member of an affiliated group (as defined in Section 1504 of the Code), filed or been included in a combined, consolidated or unitary income Tax Return, or is not a partner, member, owner or beneficiary of any entity treated as a partnership or a trust for Tax purposes.  Seller has no Liability for Taxes of any person under Treasury Regulations Section 1.1502-6 or similar state or local Laws, as a successor or transferee, by contract or otherwise.

(j)           Seller is not a party to or bound by any Tax allocation or Tax sharing agreement or has no contractual obligation to indemnify any other Person with respect to Taxes.

(k)           True, correct and complete copies of all income and sales Tax Returns filed by or with respect to Seller for taxable periods ending on or after December 31, 2011 have been delivered or made available to Purchaser.

(l)           Seller has not participated in any reportable transaction as contemplated in Treasury Regulations Section 1.6011-4.  Seller has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(m)           Seller is not subject to Tax or has no permanent establishment in any foreign jurisdiction.

(n)           Seller does not have any pending ruling requests filed by it or on its behalf with any taxing authority or Governmental Body.

(o)           Seller is, and has been since the date of its formation, an S corporation as defined in Section 1361(a)(1) of the Code for federal and state income tax purposes and is eligible for such treatment. Seller’s election to be treated as an S corporation was timely filed with the IRS and has not been superseded by any subsequent filing. The IRS has not sent any correspondence to Seller questioning Seller’s status as an S corporation. Seller has not and will not be (including as a result of the Transaction contemplated by this Agreement) subject to any Taxes for any period ending on or prior to the Closing Date pursuant to Section 1374 or Section 1375 of the Code.

Section 3.9             Real Property.

(a)           Seller does not own and has never owned any real property or interest in real property.

(b)           Section 3.9(b) of the Disclosure Schedule sets forth a true, correct and complete list of all leases related to real property currently leased by Seller (individually, a “Real Property Lease” and the real properties specified in such leases being referred to herein collectively as the “Leased Properties”), including (i) the address of each such Leased Property and (ii) the use of each such Leased Property.  Except as set forth in Section 3.9(b) of the Disclosure Schedule, Seller has a valid, binding and enforceable leasehold interest under each of the Real Property Leases, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at Law or in equity).  Seller has not received any written notice of any default or event that with notice or lapse of time, or both, would constitute a default under any Real Property Lease and Seller, and, to Seller Parties’ Knowledge, each other party thereto, are in compliance in all material respects with all obligations of such party thereunder.  Except as set forth in Section 3.9(b) of the Disclosure Schedule, Seller has not subleased, assigned or otherwise granted to any Person the right to use or occupy such Leased Properties or any portion thereof.  Seller’s possession and quiet enjoyment of Leased Property under any Real Property Lease has not been disturbed and there are no disputes with respect to any Real Property Lease.  No security deposit or portion thereof deposited with respect to any Real Property Lease has been applied in respect of a breach of or default under any such Real Property Lease that has not been redeposited in full.  Seller does not owe, and will not owe in the future, any brokerage commissions or finder’s fees with respect to any Real Property Lease.  Seller has not collaterally assigned or granted any other Lien in any Real Property Lease or any interest therein (other than Permitted Liens).  There are no Liens on the estate or interest created by any Real Property Lease (other than Permitted Liens).  Seller has delivered to Purchaser complete and correct copies of the Real Property Leases, together with all amendments, modifications or supplements, if any, thereto.

(c)           To the Knowledge of Seller Parties, the Leased Properties are in compliance in all material respects with all applicable building, zoning, subdivision, health and safety and other land use Laws, including the Americans with Disabilities Act of 1990, as amended, and all insurance requirements affecting the Leased Properties (collectively, the “Real Property Laws”), and the current use or occupancy of the Leased Properties or operation of the Business thereon does not violate in any material respect any Real Property Laws.  Seller has not received any written notice of violation of any Real Property Law.  To the Knowledge of Seller Parties, there is no pending or threatened zoning application or proceeding or condemnation, eminent domain or taking proceeding with respect to the Leased Properties.

(d)           The Leased Properties constitute all interests in real property currently used or currently held for use in connection with the Business or which are necessary for the continued operation of the Business as the Business is currently conducted.

Section 3.10           Tangible Personal Property; Title; Sufficiency of Assets.

(a)           Section 3.10(a) of the Disclosure Schedule lists all leases of personal property (“Personal Property Leases”) involving annual payments in excess of $10,000 relating to personal property used by Seller or to which Seller is a party or by which the properties of Seller are bound.  Seller has delivered to Purchaser complete and correct copies of the Personal Property Leases, together with all amendments, modifications or supplements thereto.

(b)           Seller has a valid leasehold interest under each of the Personal Property Leases under which it is a lessee, and Seller has not received any written notice of any default or event that with notice or lapse of time, or both, would constitute a default under any Personal Property Lease and Seller, and, to the Knowledge of Seller Parties, each other party thereto, are in compliance in all material respects with all obligations of such party thereunder.

(c)           Seller (and not any Affiliate thereof) has good and marketable title to all Purchased Assets, free and clear of any and all Liens, except for Permitted Liens.  Such assets include all assets, rights and interests (i) reasonably required for the continued conduct of the Business as presently conducted by Seller and (ii) used in connection with the achievement of the results reflected in the Financial Statements.

(d)           All tangible personal property owned by Seller, and all of the items of tangible personal property used by Seller under the Personal Property Leases, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.  Section 3.10(d) of the Disclosure Schedule lists all of tangible personal property owned by Seller.

Section 3.11           Intellectual Property.

(a)           Seller owns, free and clear from all Liens, except for Permitted Liens, or otherwise possess legally enforceable rights to use all of the Intellectual Property reasonably necessary to the conduct of the Business.  The Intellectual Property owned by Seller (“Owned Intellectual Property”) and the Intellectual Property licensed to Seller under the Intellectual Property Licenses comprise all of the Intellectual Property that is used in or is reasonably necessary to conduct the Business.

(b)           Section 3.11(b)(i) of the Disclosure Schedule sets forth a true, correct and complete list of all Owned Intellectual Property for which a registration or application has been filed with a Governmental Body, including patents, trademarks, service marks, domain names, copyrights and trade names, issued by or registered with, or for which any application for issuance or registration thereof has been filed with, any Governmental Body.  All required filings and fees related to the Owned Intellectual Property have been timely filed with and paid to the relevant Governmental Body and authorized registrars, and all Owned Intellectual Property is otherwise in good standing.  Except as set forth in Section 3.11(b)(i) of the Disclosure Schedule, there are no actions that must be taken by Seller within 180 days of Closing, including responding to office actions, the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates for the purposes of maintaining, perfecting or preserving or renewing any Owned Intellectual Property.  Section 3.11(b)(ii) of the Disclosure Schedule sets forth a complete and correct list of all written or oral licenses and arrangements (other than ordinary course licenses of commercially available software), (A) pursuant to which the use by any Person of Intellectual Property is permitted by Seller or (B) pursuant to which the use by Seller of Intellectual Property is permitted by any Person (collectively, the “Intellectual Property Licenses”).  The Intellectual Property Licenses are valid, binding and enforceable between Seller and the other parties thereto and are in full force and effect, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at Law or in equity).  Neither Seller nor, to the Knowledge of Seller Parties, any other party thereto, is in default of any Intellectual Property License, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder. Seller, and, to the Knowledge of Seller Parties, each other party thereto are in compliance in all material respects with all obligations under each Intellectual Property License.

(c)           To the Knowledge of Seller Parties, no Person is infringing or misappropriating any Intellectual Property rights of Seller.  The operation of the Business as it has been conducted for the past six years and as it is currently conducted does not infringe or misappropriate, and will not infringe or misappropriate, when conducted by Purchaser in substantially the same manner following the Closing, any Intellectual Property rights of any Person, violate any right of any Person (including any right to privacy or publicity), or constitute unfair competition or trade practices under the laws of any jurisdiction.  Seller has not received notice from any Person claiming that the operation of the Business as it has been conducted for the past six years or as it is currently conducted infringes or misappropriates any Intellectual Property rights of any Person, violate any right of any Person (including any right to privacy or publicity), or constitute unfair competition or trade practices under the laws of any jurisdiction.

(d)           There is no claim or demand of any Person pertaining to, or any Legal Proceeding which is pending or, to the Knowledge of Seller Parties, threatened, that challenges the rights of Seller in respect of any Owned Intellectual Property, or claims that any default exists under any Intellectual Property License.

(e)           No Owned Intellectual Property or Product of Seller is subject to any Legal Proceeding, Order or settlement agreement that restricts in any manner the use, transfer or licensing thereof by Seller or may affect the validity, use or enforceability of such Owned Intellectual Property.

(f)           Employees and consultants of Seller listed in Section 3.11(f)(i) of the Disclosure Schedule have entered into confidentiality and assignment of inventions agreements and no Person that has developed or created software, code or other copyrightable work for Seller retains any Intellectual Property in the software, code or other copyrightable work.

(g)           Seller owns and possesses all source code for all software owned by it and owns or has valid licenses for all software used in the Business. Seller has taken all actions customary in the software industry to document the software which is Owned Intellectual Property and its operation, such that such software, including its source code and documentation, have been written in a clear and professional manner so that they may be understood, modified and maintained in an efficient manner by competent programmers. To the Knowledge of Seller Parties, neither Seller nor any Person acting on its behalf has disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any source code related to Owned Intellectual Property except for disclosures to employees, contractors or consultants under agreements that prohibit use or disclosure except in the performance of services to Seller.  Seller is not a party to any source code escrow agreement or other agreement requiring the deposit of source code of any Owned Intellectual Property.

(h)           Seller has taken commercially reasonable security measures (i) to safeguard and maintain the secrecy and confidentiality of the Owned Intellectual Property that comprises trade secrets or other confidential information, and (ii) to protect the secrecy of the confidential and proprietary information and materials used in the Business, and to the Knowledge of Seller Parties there has not been any release, publication, disclosure or other dissemination of such confidential and proprietary information and materials except as permitted under confidentiality and non-disclosure agreements.

(i)           The computer, information technology and data processing systems, facilities and services used by Seller, including all software, hardware, networks, communications facilities, platforms and related systems and services in the custody or control of Seller (collectively, “Systems”), are (i) free from all material defects in design, workmanship and materials, (ii) sufficient for the needs of Seller to conduct the Business as currently conducted, (iii) sufficient to provide for the back-up, archival and recovery of the critical business data of Seller in the event of a disaster, and (iv) in good working condition to perform all computing, information technology and data processing operations necessary for the operation of Seller as currently conducted and perform reliable and in material conformance with the appropriate specifications or documentation for such Systems. All Systems, other than software that is duly and validly licensed to Seller pursuant to a valid and enforceable Contract, are owned and operated by and are under the control of Seller. From and after the Closing Date, Seller will have and be permitted to exercise the same rights with respect to the Systems as Seller would have had and been able to exercise had this Agreement not been entered into and the transactions contemplated hereby not occurred, without the payment of any additional amounts or consideration other than ongoing fees, royalties, or payments which Seller would have otherwise been required to pay anyway.

(j)           Section 3.11(j) of the Disclosure Schedule lists all software that is distributed as “open source software” or under a similar licensing or distribution model (including but not limited to the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL) and the Apache License) (collectively, “Open Source Software”) that has been used, linked to and/or incorporated into any Product in any way and describes the manner in which such Open Source Software was used and/or incorporated (such description shall include, without limitation, whether (and if so, how) the Open Source Software was modified and/or distributed by Seller and whether (and if so, how) such Open Source Software was incorporated into and linked in any Product).  Seller has not used and/or incorporated Open Source Software in any manner that would (i) require the disclosure or distribution in source code form of any Owned Intellectual Property, (ii) require the licensing of any Owned Intellectual Property for the purpose of making derivative works, (iii) impose any restriction on the consideration to be charged for the distribution of any Product, (iv) create, or purport to create, obligations for Seller with respect to Owned Intellectual Property or grant, or purport to grant, to any third party, any rights or immunities under Owned Intellectual Property or (v) impose any other material limitation, restriction, or condition on the right of Seller to use or distribute any Product.  With respect to any Open Source Software that is or has been used and/or incorporated by Seller in any way, Seller has been and is in compliance in all material respects with all applicable licenses with respect thereto, the URLs or complete copies of which have been made available to Purchaser.

Section 3.12           Contracts.

(a)           Section 3.12(a) of the Disclosure Schedule sets forth all of the Contracts to which Seller is a party or by which its or any of its assets are bound of the types described below and categorized accordingly (the “Material Contracts”):

(i)            Contracts relating to the employment or engagement of any Person, or any bonus, deferred compensation, pension, profit sharing, equity option, employee equity purchase, retirement, retention, severance, or change of control arrangement;

(ii)           Contracts other than those described in clause (i) with any current or former officer, director or employee of Seller, or any Affiliate of Seller or any such Person;

(iii)           Contracts with any employee or labor union or association representing any employee;

(iv)          Contracts relating to capital expenditures;

(v)           Contracts entered into within the last five years relating to the acquisition or disposition of any equity interests in, or, except in the ordinary course of business consistent with past custom and practice, assets of any Person;

(vi)          Contracts creating or otherwise related to any joint venture or partnership;

(vii)         Contracts which: (A) restrict the ability of Seller to engage in any line or type of business or from competing with any Person or in any geographical area; (B) commit Seller to an exclusive arrangement or relationship with any Person; or (C) contain non-solicitation provisions restricting Seller;

(viii)        Contracts which involve or provide for any right of first refusal, right of first offer, preferred pricing (including “most favored nation”) or similar provisions, performance guarantees, minimum referral volumes, rebates, discounts, or incentive or volume purchase credits;

(ix)           Contracts relating to the confidentiality or limitation on use of any information;

(x)            Contracts relating to any Indebtedness of Seller (other than accounts payable to trade creditors in the ordinary and usual course of business consistent with past custom and practice), including credit facilities, promissory notes, security agreements, and other credit support arrangements, and Contracts under which Seller has imposed or incurred a Lien on any of its assets;

(xi)           Contracts granting a power of attorney, revocable or irrevocable, to any Person for any purpose whatsoever;

(xii)          Contracts that provide for the indemnification by Seller of any Person or the assumption of any Tax, environmental or other Liability of any Person;

(xiii)         Contracts relating to any loan (other than accounts receivable from trade debtors in the ordinary and usual course of business consistent with past custom and practice) or advance to (other than ordinary course travel allowances to the employees of Seller), or investments in, any Person;

(xiv)         Contracts relating to any guarantee or other contingent Liability in respect of any Indebtedness or obligation of any Person (other than the endorsement of negotiable instruments for collection in the ordinary and usual course of business consistent with past custom and practice);

(xv)          all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts;

(xvi)         any agreement with a customer for on-going maintenance, support or any other service involving aggregate consideration in excess of $25,000 per annum;

(xvii)        any agreement with a customer for the purchase of equipment, integration and/or installation involving aggregate consideration in excess of $75,000 per annum;

(xviii)       any agreement with a supplier or vendor required to be disclosed in Section 3.22(b) of the Disclosure Schedule;

(xix)         Contracts with any Governmental Body that are not described in Section 3.12(a)(xvi);

(xx)          Contracts, loans and/or lease arrangements involving, directly or indirectly, any rebates, payments, commissions, promotional allowances or any other similar economic benefits, regardless of their nature or type, to or from any Affiliate or to or from any customer, supplier, employee or agent of Seller;

(xxi)         any other agreement (A) involving aggregate consideration in excess of $100,000 per annum or (B) which contains material obligations which are outside of the ordinary course of business; and

(xxii)        any other Contract which is material to the Business and which has not previously been disclosed pursuant to this Section 3.12(a).

(b)           True, correct and complete copies of the items required to be set forth in Section 3.12(a) of the Disclosure Schedule have previously been provided to Purchaser by Seller.  Except as set forth in Section 3.12(b) of the Disclosure Schedule, all of the Contracts disclosed or required to be disclosed in Section 3.12(a) of the Disclosure Schedule shall, following the Closing, remain enforceable by Seller subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at Law or in equity) and, to the Knowledge of Seller Parties, binding on the other parties thereto, without the Consent of any Person.  Seller has not received written notice of default, and no event has occurred which, with the giving of notice or the passage of time or both, would constitute a material default, under any such Contract or any other obligation owed by Seller, and, to the Knowledge of Seller Parties, no event has occurred which, with the giving of notice or the passage of time or both, would constitute a material default by any other party to any such Contract.  Each of the Contracts disclosed or required to be disclosed in Section 3.12(a) of the Disclosure Schedule is in full force and effect, is valid and enforceable in accordance with its terms and, to the Knowledge of Seller Parties, is not subject to any claims, charges, setoffs or defenses.  There are no disputes pending or threatened under any such Contract.  Seller, and to the Knowledge of Seller Parties, each other party thereto are in compliance in all material respects with all of their respective obligations under each such Contract.  For purposes of this Section 3.12(b), "material default" is any default under a Contract which could reasonably be expected to result, individually or in the aggregate with any other related defaults, in a Loss equal to or exceeding $25,000.

Section 3.13           Employee Benefits.

(a)           Section 3.13(a) of the Disclosure Schedule sets forth a complete and correct list of (i) all “employee benefit plans” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and any other pension plans or employee benefit agreements, arrangements, programs or payroll practices (including severance pay, other termination benefits or compensation, vacation pay, salary, company awards, equity option, equity purchase, salary continuation for disability, sick leave, retirement, deferred compensation, bonus or other incentive compensation, equity purchase arrangements or policies, hospitalization, medical insurance, life insurance and scholarship programs) (whether funded or unfunded, written or oral, qualified or nonqualified), sponsored, maintained or contributed to or required to be contributed to by Seller or by any trade or business, whether or not incorporated, that together with Seller would be deemed a “single employer” within the meaning of Section 4001 of ERISA (a “Seller ERISA Affiliate”) for the benefit of any employee, leased employee, manager, director, officer, member, shareholder or independent contractor  (in each case either current or former) of Seller or any Seller ERISA Affiliate (“Employee Benefit Plans”).  Section 3.13(a) of the Disclosure Schedule identifies, in separate categories, Employee Benefit Plans that are (i) subject to Section 210(a), 4063 and 4064 of ERISA or Section 413(c) of the Code (“Multiple Employer Plans”), (ii) multiemployer plans (as defined in Section 4001(a)(3) of ERISA) (“Multiemployer Plans”) or (iii) “benefit plans”, within the meaning of Section 5000(b)(1) of the Code providing continuing benefits after the termination of employment (other than as required by Section 4980B of the Code or Part 6 of Title I of ERISA or similar state or local Law). Seller has no Liability or contingent Liability with respect to any plan, arrangement or practice of the type described in this Section 3.13(a) other than the Employee Benefit Plans set forth on Section 3.13(a) of the Disclosure Schedule.

(b)           Neither Seller nor any of its Affiliates or any Seller ERISA Affiliate has ever participated in, been required to contribute to, or otherwise been required to participate in any Multiemployer Plan or any Multiple Employer Plan.  No Employee Benefit Plan is or at any time was a “defined benefit plan” as defined in Section 3(35) of ERISA or a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code.  Neither Seller, nor any of its Affiliates, nor any Seller ERISA Affiliate has ever participated in, been required to contribute to, or otherwise been required to participate in any plan, program or arrangement subject to Title IV of ERISA.  No Employee Benefit Plan is a multiple employer welfare arrangement as defined in Section 3(40) of ERISA.

(c)           Each of the Employee Benefit Plans intended to qualify under Section 401(a) or 403(a) of the Code (“Qualified Plans”) has received a determination letter from the IRS to such effect and the trusts maintained thereto are exempt from federal income taxation under Section 501 of the Code and nothing has occurred or will occur through the Closing with respect to any such plan which would reasonably be expected to cause the loss of such qualification or exemption. There has been no termination or partial termination of such Qualified Plan within the meaning of Code Section 411(d)(3) and  the present value of all Liabilities under any such plan will not exceed the current fair market value of the assets of such plan (determined using the actuarial assumption used for the most recent actuarial valuation for such plan).

(d)           All contributions, reimbursements, accruals and premiums required by Law or by the terms of any Employee Benefit Plan or any agreement relating thereto for all periods ending prior to or as of the Closing have been timely paid or properly accrued on the Balance Sheet and the Books and Records of Seller.  No Employee Benefit Plan has any unfunded Liabilities which are not reflected on the Balance Sheet or the Books and Records of Seller.

(e)           There has been no material violation of or material failure to comply with ERISA or the Code with respect to the filing of applicable returns, reports, documents and notices regarding any of the Employee Benefit Plans with the DOL, the IRS, the PBGC or any other Governmental Body or the furnishing of such notices or documents to the participants or beneficiaries of the Employee Benefit Plans.

(f)           True, correct and complete copies of the following documents, with respect to each of the Employee Benefit Plans, have been delivered to Purchaser: (A) any plans and related trust documents (all amendments thereto), investment management agreements, administrative service contracts, group annuity contracts, insurance contracts, collective bargaining agreements and employee handbooks, (B) the most recent Forms 5500 for the past three years and schedules thereto, (C) the most recent consolidated financial statements and actuarial valuations for the past three years, (D) the most recent IRS determination letters, (E) the most recent summary plan descriptions (including letters or other documents updating such descriptions) and (F) written descriptions of all non-written agreements relating to the Employee Benefit Plans.

(g)           There are no pending Legal Proceedings which have been asserted or instituted or, to the Knowledge of Seller Parties, threatened against any of the Employee Benefit Plans, the assets of any such plans or of any related trust or Seller, the plan administrator or any fiduciary of the Employee Benefit Plans with respect to such plans (other than routine benefit claims), and there are no facts or circumstances which could form the basis for any such Legal Proceeding.  No Employee Benefit Plan is under audit or investigation by the IRS, DOL, or any other Governmental Body and no such completed audit, if any, has resulted in the imposition of Tax, interest, or penalty.

(h)          Each of the Employee Benefit Plans complies in all material respects with its terms and all provisions of applicable Law, including ERISA and the Code, and all reporting requirements have been satisfied on a timely basis.

(i)           Seller maintains a “group health plan” within the meaning of Section 5000(b)(1) of the Code and each plan sponsor or administrator has complied with the COBRA reporting, disclosure, notice, election, and other benefit continuation and coverage requirements of Section 4980B of the Code, the Health Insurance Portability and Accountability Act of 1996, Part 6 of Title I of ERISA and the applicable regulations thereunder and any comparable state Laws, including compliance with Seller’s COBRA obligations rising in connection with the transactions contemplated herein. No Employee Benefit Plan provides medical or dental benefits for any current or former employees or other service providers of Seller, or its predecessors after termination of employment or other service other than the rights that may be provided by Law.

(j)            No “prohibited transaction”, within the meaning of ERISA or the Code, or breach of any duty imposed on “fiduciaries” pursuant to ERISA has occurred with respect to any Employee Benefit Plan.

(k)           Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (in each case either alone or in conjunction with any other event) will, with or without the passage of time or the giving of notice (i) result in any payment becoming due to any service provider; (ii) increase any benefits otherwise payable to any service provider including under any Employee Benefit Plan; or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

(l)            No security issued by Seller forms or has formed any part of the assets of any Employee Benefit Plan.

(m)          The consummation of the transactions contemplated by this Agreement will not give rise to any Liability for termination of any agreements related to any Employee Benefit Plan.

(n)           No amounts payable under any Employee Benefit Plan or any other agreement will fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code.

(o)           Each Employee Benefit Plan that purports to provide benefits which qualify for tax-favored treatment under Sections 79, 105, 106, 117, 120, 125, 127, 129, and 132 of the Code satisfies the requirements of said Section(s).

(p)           Seller has taken such actions necessary with respect to each Employee Benefit Plan to ensure that no service provider of Seller is subject to taxes or penalties under Section 409A of the Code.

(q)           Each Employee Benefit Plan, its related trust and insurance agreement may be unilaterally amended or terminated on no more than ninety (90) days’ notice.

Section 3.14           Labor.

(a)           Section 3.14(a) of the Disclosure Schedule contains a list of all persons who are employees, consultants or independent contractors of Seller as of the date hereof, including any employee who is on leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name, (ii) title or position (including whether full or part time), (iii) hire date, (iv) current annual or hourly base compensation rate, (v) commission, bonus or other incentive-based compensation, and (vi) designation as either exempt or non-exempt from the overtime requirements of the Fair Labor Standards Act.

(b)           Except as set forth on Section 3.12(a) of the Disclosure Schedule, Seller is not, nor has it  ever been, a party to or bound by any labor or collective bargaining agreement or other Contract with a labor organization representing any of its employees, and there are no labor organizations representing, purporting to represent or, to the Knowledge of Seller Parties, attempting to represent any employee.  There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime, arbitrations or other similar labor activity or dispute affecting Seller or any of its employees. There are no grievances, arbitrations, unfair labor practice charges, or other labor disputes pending or, to the Knowledge of Seller Parties, threatened against Seller.

(c)           There are no Legal Proceedings pending against Seller, or to the Knowledge of Seller Parties, threatened to be brought or filed, by or with any Governmental Body or arbitrator in connection with the application or recruitment for employment, employment or termination of employment of any individual or group of current or former employees, consultants or independent contractors, including any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay or any other employment related matter arising under applicable Laws.  There are no internal complaints or reports made by any current or former employee, consultant or independent contractor pursuant to the anti-harassment policy of Seller that are pending or under investigation.

(d)           To the Knowledge of Seller Parties, no executive or employee currently has any plans to terminate employment with Seller independently of or as a result of the transactions contemplated by this Agreement.

(e)           Except as set forth in Section 3.14(e) of the Disclosure Schedule, Seller is and has been in compliance in all material respects with all applicable Laws pertaining to employment and employment practices to the extent they relate to the employees of Seller, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wage and hours, overtime compensation, child labor, health and safety, workers’ compensation, uniformed services employment, whistleblowers, leaves of absence and unemployment insurance.  All individuals characterized and treated by Seller as consultants or contractors are properly treated as independent contractors under all applicable Laws.

(f)           To the extent required, Seller has complied with WARN and it has no plans to undertake any action in the future that would trigger WARN.

(g)           All employees of Seller are residing and/or working in the United States (i) free of any restrictions or limitations on their ability to accept employment lawfully in the United States and (ii) in compliance with all applicable Laws relating to immigration and naturalization.  No Legal Proceeding has been filed or commenced against Seller or, to the Knowledge of Seller Parties, any employees thereof, that (A) alleges any failure to comply with any applicable Laws relating to immigration and naturalization or (B) seeks removal, exclusion or other restrictions on (I) such employee’s ability to reside and/or accept employment lawfully in the United States and/or (II) the continued ability of Seller to sponsor employees for immigration benefits and, to the Knowledge of Seller Parties, there is no reasonable basis for any of the foregoing.  To the Knowledge of Seller Parties, there is no reasonable basis to believe that any employee of Seller will not be able to continue to so reside and/or accept employment lawfully in the United States in accordance with all such Laws.  No audit, investigation or other Legal Proceeding has been commenced against Seller at any time with respect to its compliance with applicable Laws relating to immigration and naturalization in connection with its hiring practices.

Section 3.15          Litigation.  Except as set forth in Section 3.15 of the Disclosure Schedule, there is no Legal Proceeding currently or in the past three (3) years pending or, to the Knowledge of Seller Parties, threatened against Seller (or pending or threatened against any of the officers, directors or key employees of Seller in relation to Seller or the Business) before any court or other Governmental Body or any arbitral tribunal, nor is there any basis for any such Legal Proceeding.  Seller has not received any written memorandum from legal counsel retained by Seller to the effect that it is exposed, from a legal standpoint, to any Liability.  Except as set forth in Section 3.15 of the Disclosure Schedule, Seller is not currently engaged in any Legal Proceeding to recover monies due it or for damages sustained by it.  Seller is not subject to any Order of any Governmental Body, other than Orders of any Governmental Body with respect to the Business which are applicable to other similarly situated enterprises that are engaged in activity similar to the Business.

Section 3.16          Compliance with Laws; Permits.

(a)           Except as set forth in Section 3.16(a) of the Disclosure Schedule, Seller has, at all times, been in compliance in all material respects with all Laws applicable to it, or the operation, use, occupancy or ownership of its assets or properties or the conduct of the Business.  Seller has not received written notice from any Governmental Body of any failure to comply with any Law, and Seller Parties have no Knowledge of, any failure to comply in any material respect with any Law.  There is no investigation by a Governmental Body pending against or, to the Knowledge of Seller Parties, threatened against Seller.

(b)           Section 3.16(b) of the Disclosure Schedule contains a complete and accurate list of each Permit that is held by Seller or that otherwise relates to the Business and the Leased Real Property; provided, however, that state, county and municipal business, tax or similar licenses, which Purchaser acknowledges it had an opportunity to review such permits during diligence, are not listed but shall otherwise be deemed a “Permit” for purposes of this Agreement. Each Permit listed or required to be listed in Section 3.16(b) of the Disclosure Schedule is valid and in full force and effect. Except as set forth in Section 3.16(b) of the Disclosure Schedule:

(i)            Seller is, and has been, in compliance in all material respects with all of the terms and requirements of each of its Permits identified or required to be identified in Section 3.16(b) of the Disclosure Schedule;

(ii)           no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation in any material respect of or a failure to comply in any material respect with any term or requirement of any Permit identified or required to be identified in Section 3.16(b) of the Disclosure Schedule or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any Permit identified or required to be identified in Section 3.16(b) of the Disclosure Schedule;

(iii)           within the last three (3) years, Seller has not received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation in any material respect of or failure to comply in any material respect with any term or requirement of any Permit in either case that remains uncured or (B) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of or modification to any Permit; and

(iv)           all applications required to have been filed for the renewal of each Permit identified or required to be identified in Section 3.16(b) of the Disclosure Schedule have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other material filings required to have been made with respect to such Permits have been duly made on a timely basis with the appropriate Governmental Bodies.

The Permits identified in Section 3.16(b) of the Disclosure Schedule collectively constitute all of the Permits necessary to enable Seller to lawfully conduct and operate the Business and to own and use its assets in the manner in which it currently owns and uses such assets. Seller currently maintains all Permits identified or required under the terms of the Material Contracts.

(c)           Within the last three (3) years, Seller has not received any written notice of or been subject to any, and, to the Knowledge of Seller Parties, there has been no threatened, adverse inspection, finding of material deficiency, finding of material non-compliance, compelled or voluntary recall, investigation, penalty, fine, sanction, assessment, request for corrective remedial action or other compliance or enforcement action by any Governmental Body relating to the Products or the facilities in which the Products are designed, manufactured, packaged, merchandised, distributed, sold, delivered, repaired or handled.

(d)           Seller and, to the Knowledge of Seller Parties, each other Person acting at the instruction of Seller involved in the design, manufacture, packaging, merchandising, distribution, sale, delivery or handling of any of the Products (collectively, the “Other Parties”) have obtained all material approvals, registrations and authorizations from, and have made all appropriate material applications and other submissions to, and have prepared and maintained all records, studies and other documentation needed to satisfy and demonstrate compliance in all material respects with the requirements of, all applicable material requirements of all applicable Governmental Bodies necessary for operation of its present business activities relating to the Products in compliance in all material respects with all applicable Law.

(e)           Neither Seller nor, to the Knowledge of Seller Parties, any of the Other Parties has made any material false statement in, or omission from, the applications, approvals, reports or other submissions to any Governmental Bodies or in or from any other records and documentation prepared or maintained to comply in all material respects with the requirements of any Governmental Bodies relating to the Products.

(f)           Neither Seller nor, to the Knowledge of Seller Parties, any of the Other Parties has made or offered any payment, gratuity or other thing of value that is prohibited by any applicable Laws to any personnel of any Governmental Bodies (or any Person directly or indirectly associated with or related to any such personnel) in connection with the approval or regulatory status of the Products or the facilities in which the Products are designed, manufactured, packaged, merchandised, distributed, sold, delivered or handled.

(g)           Seller and, to the Knowledge of Seller Parties, each of the Other Parties are in compliance, in all material respects, with all applicable Laws relating to the Products, including any good manufacturing or handling practices, requirements for demonstrating and maintaining the safety and efficacy of the Products, export or import requirements, certificates of export, requirements for investigating customer complaints and inquiries, labeling requirements and protocols, labeling or registration requirements of any foreign jurisdiction into which the Products are shipped or sold, shipping requirements, monitoring requirements, packaging or repackaging requirements, inventory controls and storage and warehousing procedures.

(h)           Seller has not received any notification, written or verbal, from any Governmental Bodies indicating that any Product is unsafe or ineffective for its intended use, or which questioned or requested the support or substantiation for any such claims. Neither Seller nor, to the Knowledge of Seller Parties, any of the Other Parties has shipped or sold any Products into any jurisdictions without first having obtained all requisite material approvals, registrations and permissions from all applicable Governmental Bodies.

(i)            Seller has furnished or provided access to Purchaser correct and complete copies, or summaries of, (i) any incident reports relating to any of the Products which are in the possession or control of Seller, and (ii) all material customer complaints that are in the possession or control of Seller.

Schedule 1.1(b)(i) identifies (i) all the assets of Seller that Seller uses in providing telecommunications or telecommunications services to customers; and (ii) all customer accounts for the purchase of telecommunications or telecommunications services from Seller.  As used in this Agreement, the terms “telecommunications” and “telecommunications services” have the meaning given in the Communications Act of 1934, as amended, 47 U.S.C. §§ 153(50), (53).  Notwithstanding the preceding, for purposes of this provision, neither “telecommunications” nor “telecommunications services” includes interconnected Voice-over-Internet-Protocol Services or other Internet-Protocol enabled services.

Section 3.17           Environmental Matters.  Except as set forth in Section 3.17 of the Disclosure Schedule:

(a)           The operations of Seller are currently and have been in compliance in all material respects with all applicable Environmental Laws and all licenses and permits issued pursuant to Environmental Laws or otherwise (“Environmental Permits”).

(b)           Seller has obtained and currently maintains all material Environmental Permits required under all applicable Environmental Laws necessary to operate the Business. All such Environmental Permits are listed on Section 3.17(b) of the Disclosure Schedule.

(c)           Seller is not the subject of any outstanding written Order or Contract with any Governmental Body or other Person respecting any Environmental Laws or any Release or threatened Release of a Hazardous Material.

(d)           Seller has not received any written communication alleging either that Seller may be in violation of any Environmental Law or Environmental Permit or that Seller may have any Liability under any Environmental Law.

(e)           Seller has not received any request for information from any Governmental Body regarding Seller that relates to Environmental Laws or Environmental Permits, any current or former owned or leased real properties or any offsite disposal facilities used by Seller.

(f)           Seller has not incurred, assumed or undertaken any contingent Liability in connection with any Release of any Hazardous Materials into the indoor or outdoor environment (whether on-site or off-site) and to the Knowledge of the Seller Parties, there are no facts, circumstances or conditions relating to, arising out of or attributable to Seller that could give rise to Liability under Environmental Laws.

(g)           To the Knowledge of Seller Parties, there is not located at any of the Leased Real Properties of Seller any (i) underground storage tanks, (ii) asbestos or asbestos-containing material (iii) equipment containing polychlorinated biphenyls, (iv) lead-based paint, or (v) mold.

(h)           Seller has delivered to Purchaser all environmentally related audits, studies, reports, analyses, and results of investigations that have been performed within the previous five years with respect to the currently or previously owned, leased or operated properties of Seller and that are in the possession of either Shareholder.

Section 3.18           Insurance.  Section 3.18 of the Disclosure Schedule includes a true, correct and complete list, including policy number, coverage and deductible, of all insurance policies owned by Seller, complete copies of which policies have previously been delivered or access provided to Purchaser.  Such policies are in full force and effect, all premiums due thereon have been paid and Seller is not in material default thereunder.  Such insurance policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Business and are sufficient for compliance in all material respects with all applicable Laws and Contracts to which Seller is a party or by which it is bound.  Seller has not received any written notice of cancellation or intent to cancel or increase or intent to increase premiums with respect to such insurance policies nor, to the Knowledge of Seller Parties, is there any basis for any such action.  Section 3.18 of the Disclosure Schedule also contains a true, correct and complete list of all pending claims and any claims in the past three (3) years with any insurance Seller by Seller and any instances within the previous three (3) years of a denial of coverage of Seller by any insurance company.

Section 3.19           Receivables; Payables.

(a)           The accounts receivable of Seller reflected in the Balance Sheet and arising after the date thereof have arisen in bona fide arm’s-length transactions in the ordinary and usual course of business consistent with past custom and practice, and all such receivables are valid, collectible and binding obligations of the account debtors without any counterclaims, setoffs or other defenses thereto.  A true, accurate and complete list of all accounts receivable of Seller as of March 11, 2016 is included in Section 3.19(a) of the Disclosure Schedule.

(b)           All accounts payable of Seller reflected on the Balance Sheet and arising after the date thereof are the result of bona fide transactions in the ordinary course of business and have been paid or are not yet due and payable, except for accounts payable that are being disputed in good faith in an appropriate manner and for which there are adequate reserves on the Balance Sheet, or, with respect to accounts payable arising after the Balance Sheet Date, in the Books and Records. A true, accurate and complete list of all accounts payable and notes payable of Seller as of March 11, 2016 is included in Section 3.19(b) of the Disclosure Schedule.

Section 3.20           Inventory. All Inventory, whether or not reflected in the Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. Except as set forth in Section 3.20 of the Disclosure Schedule, all Inventory has been valued at the lower of cost or market value on a first in, first out basis. All Inventory is owned by Seller free and clear of all Liens, except for Permitted Liens, and no Inventory is held on a consignment basis. The quantities of each item of Inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of Seller. A complete list of all Inventory of Seller as of March 9, 2016 is included in Section 3.20 of the Disclosure Schedule.

Section 3.21           Products and Services.

(a)           Each Product designed, manufactured, rebuilt, repaired or sold by Seller has been designed, manufactured, rebuilt, repaired and sold in accordance in all material respects with (i) the specifications under which the Product is normally and has normally been designed, manufactured, rebuilt, repaired and sold, and (ii) the provisions of all applicable Laws, policies, guidelines and any other requirements and regulations of all Governmental Bodies.

(b)           No Product has at any time been recalled, withdrawn or suspended by Seller, whether voluntarily or otherwise, and no regulatory letters have been received Seller or any of its agents relating to Seller or any of the Products or Seller’s facilities.

(c)           There are no claims existing or, to the Knowledge of Seller Parties, threatened under or pursuant to any warranty, whether express or implied, on Products sold or repaired by Seller or with respect to any service provided by Seller.  There are no claims existing with respect to which Seller has received written notice and, to the Knowledge of Seller Parties, there is no basis for any claim against Seller for injury to persons or property as a result of the sale, distribution, manufacture or repair of any Product by Seller, including claims arising out of the defective or unsafe nature of its Products.  Seller has full and adequate insurance coverage for product liability claims against it.

(d)           Section 3.21(d) of the Disclosure Schedule sets forth the terms of the Product warranties and service warranties of Seller that have been and are being made for Products sold and/or services provided prior to or as of the date of this Agreement.  To the Knowledge of Seller Parties, there is no basis for Product or service warranty claims which would result in costs materially in excess of the reserve for Product and service warranty claims set forth on the face of the Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Seller.  Except as set forth in Section 3.21(d) of the Disclosure Schedule, no Product manufactured, repaired, sold or distributed by Seller and no service provided by Seller is subject to any guaranty, warranty, or other indemnity beyond those imposed by applicable Law.  Seller does not have any material Liability arising out of any injury to Persons or property as a result of any service provided by Seller, or the ownership, use or possession of any Products manufactured, repaired, sold or distributed by Seller. The Products manufactured, sold or distributed by Seller has been, in all material respects, in conformity with all applicable contractual commitments and all express and implied warranties.

Section 3.22           Customers and Suppliers.

(a)           Section 3.22(a) of the Disclosure Schedule sets forth a complete and correct list of all customers of Seller for the fiscal years ended December 31, 2014 and December 31, 2015, in each case, that represented revenue of more than $100,000 or more during such annual period and the amount of revenue from each such customer during such annual periods. Except as set forth on Section 3.22(a) of the Disclosure Schedule, since December 31, 2014, no such customer and no Person listed on Section 3.22(a) of the Disclosure Schedule has cancelled or otherwise terminated or threatened to cancel or terminate, or gave notice of cancellation or termination of its relationship with Seller, nor is there any material dispute therewith. To the Knowledge of Seller Parties, there is no reasonable basis to believe that (i) any Person listed in Section 3.22(a) of the Disclosure Schedule intends to cancel or terminate its relationship with Seller for any reason, or (ii) that the transactions contemplated in connection herewith will have an adverse impact on the relationship between Seller, on the one hand, and any Person listed in Section 3.22(a) of the Disclosure Schedule, on the other hand.  Seller does not hold itself out as, and has never been, a small business, or a female, foreign nationality, disadvantaged or minority owned business, or otherwise participated in any similar set-aside or business program or arrangement.

(b)           Section 3.22(b) of the Disclosure Schedule sets forth a complete and correct list of all suppliers of Seller for the fiscal years ended December 31, 2014 and December 31, 2015, in each case, that represented expenditures of $100,000 or more during such annual period and the amount of purchase from each such supplier during such annual period. Except as set forth on Section 3.22(b) of the Disclosure Schedule, since December 31, 2014, no such supplier has cancelled or otherwise terminated, reduced, or threatened to cancel or terminate or reduce, its relationship with Seller, nor is there any material dispute therewith.

Section 3.23           Related Party Transactions.  Except as described in Section 3.23 of the Disclosure Schedule, since December 31, 2012, Seller has not loaned or borrowed any amounts to or from, and does not have outstanding any Indebtedness or other similar obligations to or from, any Affiliate of Seller or either Shareholder or any officer, manager, director, employee, stockholder or partner of any of them, that will remain unpaid as of Closing.  Except as described in Section 3.23 of the Disclosure Schedule, since December 31, 2012, neither Seller nor either Shareholder nor any Affiliate of any of them nor any officer, manager, director, employee, shareholder or partner of any of them (a) has owned any direct or indirect interest of any kind in, or controls or is a manager, director, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person which is (i) a competitor, supplier, distributor, customer, landlord, tenant, creditor or debtor of Seller, (ii) engaged in a business related to the business of Seller, or (iii) a participant in any material transaction to which Seller has been a party or (b) has been a party to any Contract with Seller or engaged in any transaction or business with Seller.  Seller has no Contract or understanding with either Shareholder or any officer, manager, director, employee, member, shareholder or partner of Seller, or any Affiliate of any such Person that relates, directly or indirectly, to the subject matter of any Transaction Document or the consideration payable thereunder or that contains any terms, provisions or conditions relating to the entry into or performance of any Transaction Document by Seller.

Section 3.24           Brokers Fees.  Except as set forth in Section 3.24 of the Disclosure Schedule, Seller has no Liability to pay any (a) fees, commissions or other amounts to any investment banker, broker, finder or agent with respect to the transactions contemplated by this Agreement, or (b) other Change of Control Payments.

Section 3.25           Absence of Certain Business Practices.  Except as set forth in Section 3.25 of the Disclosure Schedule, Seller Parties have not, and no Affiliate of Seller or either Shareholders, and to the Knowledge of Seller Parties, no other Person acting on behalf of or associated with either Shareholder or Seller, acting alone or together, has (a) received, directly or indirectly, any rebates, payments, commissions, promotional allowances or any other economic benefits, regardless of their nature or type, from any customer, supplier or employee or agent of any customer or supplier in connection with Seller’s Business; or (b) directly or indirectly given or agreed to give any money, gift or similar benefit to any customer, supplier or employee or agent of any customer or supplier, any official or employee of any government (domestic or foreign), or any political party or candidate for office (domestic or foreign), or other Person who was, is or may be in a position to help or hinder the business of Seller (or assist Seller in connection with any actual or proposed transaction), in each case which (i) may subject Seller to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (ii) if not given in the past, may have had an adverse effect on the assets, Business, or operations of Seller, or (iii) if not continued in the future, may adversely affect the assets, business, or operations of Seller.

Section 3.26           Business Continuity. None of the IT Systems have experienced bugs, failures, breakdowns, or continued substandard performance in the past twelve (12) months that has caused any substantial disruption or interruption in or to the use of any such  IT Systems by Seller.  Seller and its Affiliates are covered by business interruption insurance in scope and amount customary and reasonable to ensure the ongoing business operations of the Business.

Section 3.27           Privacy. All data containing personally identifiable information of individuals, which has been collected, stored, maintained or otherwise used by Seller has been collected, stored, maintained and used in accordance with all applicable privacy Laws, rules, regulations, contracts, and industry standards, privacy policy notice requirements, data security breach requirements, and requirements regarding the use, storage, disclosure, or transfer of personally identifiable information (collectively, “PII”).  Seller has not received a written notice from any Governmental Body setting forth allegations of noncompliance with applicable data protection Laws, rules, or regulations, nor has there been any investigation by any Governmental Body related to same.  Seller has implemented and maintained reasonable measures to protect and maintain the confidential nature of any PII.  Seller has reasonable technological and procedural measures in place to protect highly sensitive PII collected by such Seller against loss, theft and unauthorized access or disclosure. There has been no data security breach, as defined by applicable breach notification Laws, of any computer systems or networks, or unauthorized use of any highly sensitive PII that is owned, used, stored, received, or controlled by or on behalf of Seller. To the Knowledge of Seller Parties, there has been no actual or suspected privacy breach, as defined by applicable breach notification Laws, of any highly sensitive PII that is owned, used, stored, received, or controlled by or on behalf of Seller. No claims are pending or to the Knowledge of Seller Parties threatened or likely to be asserted against Seller by any Person alleging a violation of any applicable Laws or rights relating to privacy, PII, or any other confidentiality rights under any applicable U.S. Laws, policies or procedures.  Seller is not subject to any obligation that would prevent Seller, Purchaser, or any of their Affiliates from using the personal information in a manner consistent with any Law or industry standard regarding the collection, retention, use, or disclosure of such information.

Section 3.28           Bank Accounts; Powers of Attorney.  Section 3.28 of the Disclosure Schedule sets forth:

(a)           with respect to any borrowing or investment arrangements, deposit or checking accounts or safety deposit boxes of Seller, the name of the financial institution, the type of account and the account number; and

(b)           the name of each Person holding a general or special power of attorney from or with respect to Seller and a description of the terms of each such power.

Section 3.29           Names. All names under which (i) Seller does, and has during the past three (3) years done, business and (ii) the Business operates, and has during the past three (3) years operated, are specified in Section 3.29 of the Disclosure Schedule.

Section 3.30           Not a Foreign Person. None of the Seller Parties is a “foreign person” which would subject Purchaser to the withholding tax provisions of Section 1445 of the Code, or which would require Purchaser to notify the U.S. Department of State, Directorate of Defense Trade Controls, pursuant to the provisions of 33 C.F.R. § 122.4(a)(2).

Section 3.31           Broadsmart, Inc. Seller dissolved Broadsmart, Inc., a Florida corporation, effective March 14, 2016 in accordance with applicable Law.  Immediately prior to dissolution, Seller was the sole shareholder of Broadsmart, Inc. As a result of the dissolution, all assets, liabilities and operations of Broadsmart, Inc., if any, were distributed to Seller prior to the date hereof and such assets, if any, are part of the Purchased Assets.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller that the following statements are correct and complete as of the date hereof:

Section 4.1             Organization.  Purchaser is a corporation, duly organized, validly existing and in good standing under the Laws of the State of Florida, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business.  Purchaser is duly qualified or authorized to do business as a foreign company and is in good standing under the Laws of each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization.

Section 4.2             Authorization and Enforceability.  The execution, delivery and performance of this Agreement and Transaction Documents to which Purchaser is a party have been duly authorized by all necessary action by or on behalf of Purchaser.  Purchaser has full power and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party, and to perform its obligations hereunder and thereunder.  This Agreement and each Transaction Document to which Purchaser is or will be a party has been or will be duly and validly executed and delivered and constitutes the valid and legally binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at Law or in equity).

Section 4.3             Conflicts; Consent of Third Parties.  Neither the execution and the delivery by Purchaser of this Agreement and the other Transaction Documents to which it is a party, nor the consummation of the transactions contemplated hereby and thereby on the part of Purchaser, will, with or without the passage of time or the giving of notice (a) conflict with, or result in the breach of, any provision of the Governing Documents of Purchaser or (b) conflict with, violate, result in the breach or termination of, or constitute a default under, result in an acceleration of, or create in any Person the right to accelerate, terminate, modify or cancel, any Contract to which Purchaser is a party or by which Purchaser or its properties or assets are bound.

Section 4.4             Brokers Fees.  Purchaser has no Liability to pay any fees, commissions or other amounts to any investment banker, broker, finder or agent with respect to the transactions contemplated by this Agreement, except with respect to Oppenheimer & Co. Inc.

Section 4.5             No Proceedings.  No Legal Proceeding is pending before any Governmental Body seeking to restrain or prohibit Purchaser from entering into this Agreement or to prohibit the Closing or the performance of any other obligation hereunder.

Section 4.6             Issuance of Parent Shares.  The issuance of the Parent Shares hereunder is duly authorized and, when issued and delivered in accordance with this Agreement, will be duly and validly issued, fully paid and nonassessable, will have been issued in compliance with applicable securities Laws or exemptions therefrom, will not be issued in violation of any preemptive rights of any stockholder of Parent or any other Person and shall be issued and delivered by Parent to Seller, pursuant to this Agreement free of any Liens, subject to the restrictions set forth herein and applicable securities Laws.

Section 4.7             Parent SEC Reports; Financial Statements.

(a)           Parent has filed or furnished, as applicable, on a timely basis all SEC Reports since December 31, 2012. Each of the Parent’s SEC Reports, at the time of its filing or being furnished complied in all material respects with the applicable requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act, and any rules and regulations promulgated thereunder applicable to the Parent’s SEC Reports.

(b)           Each of the audited consolidated statements of income, changes in stockholders’ equity and cash flows of Parent and its consolidated Subsidiaries included in or incorporated by reference into the Parent’s SEC Reports (including any related notes and schedules) (i) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved; (ii) present fairly, in all material respects, the consolidated financial position of Parent and its consolidated Subsidiaries as at the dates thereof and the consolidated results of income, changes in stockholders’ equity and cash flows of Parent and its consolidated Subsidiaries for the periods then ended; and (iii) accurately reflect in all material respects the books of account and other financial records of Parent and its consolidated Subsidiaries.

ARTICLE V
 COVENANTS

Section 5.1             Conduct of Business by Seller Pending the Closing. Each Seller Party agrees that, between the date of this Agreement and the Closing, except as expressly contemplated by this Agreement, the business of Seller shall be conducted in the ordinary course of business and in a manner consistent with past practice, and Seller shall use its commercially reasonable efforts (A) to preserve substantially intact the business organization of Seller, (B) to preserve the assets and properties of Seller in good repair and condition, (C) to maintain and protect rights in material Intellectual Property used in the business of Seller, and (D) to preserve the current relationships of Seller with customers, suppliers, licensees, licensors, developers, employees and independent contractors, in each case in the ordinary course of business and in a manner consistent with past practice. Except as expressly contemplated by any other provision of this Agreement, Seller Parties agree that Seller shall not between the date of this Agreement and the Closing, do any of the following without the prior written consent of Purchaser:

(a)           amend or otherwise change its Governing Documents;

(b)           issue, sell, pledge, dispose of, grant, encumber, or otherwise subject to any Lien, or authorize such issuance, sale, pledge, disposition, grant or encumbrance of or subjection to such Lien: (i) any shares of any class of capital stock of Seller, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest), of Seller, or (ii) any properties or other assets of Seller;

(c)           declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except for transfers contemplated by the Pre-Closing Reorganization;

(d)           reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire, directly or indirectly, any capital stock of Seller;

(e)           acquire (including by merger, consolidation or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization (or any division thereof) or any property or asset, except assets in the ordinary course of business and in a manner consistent with past practice; (ii) authorize, or make any commitment with respect to, any capital expenditure, other than in accordance with budgets previously approved by Seller’s Board of Directors, which budgets have been provided to the Purchaser; (iii) acquire, enter into or extend any option to acquire, or exercise an option to acquire, real property or commence construction of, or enter into any Contract to develop or construct, any real estate projects; (iv) enter into any material new line of business; or (v) make any material investments in any Person;

(f)           increase or accelerate (including acceleration of funding) the compensation payable or to become payable or the benefits provided to its current or former directors, officers, consultants, managers or employees, except for increases in compensation in the ordinary course of business and in a manner consistent with past practice; (ii) grant any retention, severance or termination pay to, or enter into any employment, consulting, management, bonus, change of control, severance or similar agreement with, any current or former director, officer, consultant, manager or other employee of Seller; (iii) establish, adopt, enter into, terminate or amend any Plan or establish, adopt or enter into any plan, agreement, program, policy, trust, fund or other arrangement that would be a Plan if it were in existence as of the date of this Agreement for the benefit of any current or former director, officer, consultant, manager or employee except as required by Law; (iv) loan or advance any money or other property to any current or former director, officer, consultant, manager or employee of Seller; or (v) grant any equity or equity based awards;

(g)           change any of the material accounting policies, practices or procedures used by Seller as of the date hereof, except as may be required as a result of a change in applicable Tax Law;

(h)           make any change (or file for such change) in any method of Tax accounting;

(i)           make, change, revoke or rescind any Tax election, file any amended Tax Return, enter into any closing agreement relating to Taxes, waive or extend the statute of limitations in respect of Taxes, settle or compromise any claim or dispute relating to Taxes, surrender any right to claim for a Tax refund or file any Tax Returns inconsistently with past practice;

(j)           pay, discharge, waive, settle or satisfy any claim, liability or obligation that is not a Legal Proceeding (other than the State of Florida Department of Revenue balance owed by Seller in the amount of approximately $55,000) that is due on or around March 21, 2016), other than the payment, discharge, waiver, settlement or satisfaction in the ordinary course of business and consistent with past practice;

(k)           waive, release, assign, settle or compromise any pending or threatened Legal Proceeding (i) requiring payment by Seller in excess of $10,000 individually or $20,000 in the aggregate, unless such payments are fully covered by Seller’s insurance policies, or (ii) which adversely affects in any material respect the ability of Seller to conduct its business in a manner consistent with past practice;

(l)            enter into, materially amend or modify or consent to the termination of (other than a termination in accordance with its terms) any Material Contract, or (ii) amend, waive, modify or consent to the termination of (other than a termination in accordance with its terms) Seller’s rights thereunder;

(m)          make any expenditure in connection with any advertising or marketing, other than in the ordinary course of business and in a manner consistent with past practice;

(n)           fail to maintain in full force and effect the existing insurance policies covering Seller and its properties, assets and business;

(o)           effectuate a “plant closing” or “mass layoff,” as those terms are defined in the WARN;

(p)           form a Subsidiary of Seller;

(q)           except as required by this Agreement, repurchase, repay or incur any Indebtedness;

(r)           amend, modify or waive any term of any outstanding security of Seller, except as required by this Agreement;

(s)           enter into or amend any labor or collective bargaining agreement, memorandum of understanding, grievance settlement or any other agreement or commitment to or relating to any labor union, except as required by Law;

(t)           adopt or put into effect a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Seller other than as contemplated hereunder;

(u)           take or agree to take any action that would or is reasonably likely to result in any of the representations and warranties of Seller set forth in this Agreement being untrue or in any of the conditions hereunder not being satisfied;

(v)           cause or permit any of the Real Property Leases or any agreement entered into in connection therewith, including any non-disturbance agreement, to be amended, modified, extended, renewed or terminated, nor shall Seller enter into any agreement in connection with the Real Property Leases (including agreements for or with respect to improvements or alterations and including the acceptance of punchlists), or into any new lease, sublease, license or other agreement for the use or occupancy of any real property;

(w)          fail to maintain Seller in good standing under the laws of any jurisdiction listed in Section 3.1(a) of the Disclosure Schedule; or

(x)           authorize, commit or agree to do any of the foregoing.

Section 5.2              Access to Information.

(a)           From the date of this Agreement until the Closing, Shareholders shall (and shall cause Seller to): (i) provide to Purchaser and to the officers, directors, employees, accountants, consultants, legal counsel, financing sources, agents and other representatives (collectively, “Representatives”) of Purchaser reasonable access, during normal business hours and upon reasonable prior notice by Purchaser, to the officers, employees, agents, properties, offices and other facilities of Seller and to the books and records thereof, and (ii) furnish promptly to Purchaser and its Representatives such information concerning the business, properties, Contracts, assets, liabilities, personnel and other aspects of Seller as Purchaser or its Representatives may reasonably request.

(b)           Any actions taken pursuant to this Section 5.2, and/or the failure to take any actions pursuant to this Section 5.2 shall not affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

Section 5.3             Notification of Certain Matters. Seller Parties shall give prompt notice to Purchaser, and Purchaser shall give prompt notice to Seller Parties, of any failure of Seller Parties or Purchaser, as the case may be, to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder. In addition, Seller Parties shall give prompt written notice to Purchaser, and Purchaser shall give prompt written notice to Seller Parties, of any notice or other communication (a) from any Person and the response thereto of Shareholders or Seller or Purchaser, as the case may be, or its or their Representatives alleging that the consent of such Person is or may be required in connection with this Agreement or the transactions contemplated hereby or (b) from any Governmental Body and the response thereto of Shareholders or Seller or Purchaser, as the case may be, or its or their Representatives in connection with this Agreement or the transactions contemplated hereby.

Section 5.4             Further Action; Commercially Reasonable Efforts.

(a)           Seller Parties and Purchaser shall use their commercially reasonable efforts to take all action required of it and to do all things necessary, proper or advisable on its part in order to consummate and make effective the transactions contemplated by this Agreement and each of the Transaction Documents (including satisfaction, but not waiver, of the conditions set forth in Article VI).  From and after the date hereof until the Closing, Seller Parties agree to fully cooperate in all reasonable respects with the Purchaser to make all filings necessary with Governmental Bodies which are required by such Governmental Bodies as a result of the transactions hereunder to enable Purchaser to operate the Purchased Assets consistent with past practice immediately following the Closing. In addition, at the request of Purchaser, Seller Parties shall use reasonable efforts to assist Parent in obtaining any estoppel certificates from any lessor of the Real Property Leases.

(b)           Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any Consent from any Person (other than a Governmental Body) with respect to the transactions contemplated hereunder, (i) without the prior written consent of Purchaser, Seller shall not pay or commit to pay to such Person whose Consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation due to such Person and (ii) none of Purchaser or its Affiliates shall be required to pay or commit to pay to such Person whose Consent is being solicited any cash or other consideration, make any commitment or to incur any liability or other obligation.

(c)           If any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request; provided, however, that Purchaser shall not be required to incur any out-of-pocket expense in connection therewith if it may be entitled to indemnity in connection therewith.  Each Seller Party shall cooperate with Purchaser to encourage each lessor, licensor, customer, supplier, or other business associate of Seller to maintain the same business relationships with Purchaser after the Closing as it maintained with Seller prior to the Closing, at Purchaser’s sole cost and expense.

(d)           Following the Closing, in the event and for so long as Purchaser actively is involved in, contesting or defending against any Legal Proceeding in connection with any fact, situation, circumstances, status, condition, activity, practice, plan, occurrence, event, incident, action, Tax matter, failure to act, or transaction involving Seller and any period of time prior to Closing, each Seller Party shall cooperate reasonably with Purchaser and Purchaser’s counsel in such involvement, contest or defense, and provide such testimony and access to its books and records as shall be reasonably necessary in connection with such contest or defense, all at the sole reasonable cost and expense of Purchaser (unless Purchaser is entitled to indemnification therefor hereunder).

Section 5.5             Names and Logos.  Except as set forth in Schedule 5.5, from and after the Closing, Seller Parties will not, and will cause their respective Affiliates not to, use any names or logos incorporating or similar to “Broadsmart” or any derivatives thereof or any other trade name used in the Business, except for the benefit of Purchaser pursuant to an Employment Agreement. Without limiting the foregoing, upon request by Purchaser, Seller Parties will terminate or withdraw all fictitious name applications and filings with respect to the name "Broadsmart" filed or pending in any jurisdiction.

Section 5.6             Intentionally Omitted.

Section 5.7             Public Announcements; Confidentiality.

(a)           Unless otherwise required by applicable Law, no Party shall, and each Party shall cause its Affiliates, agents, representatives and professionals not to, make any disclosure or public announcements in respect of this Agreement or the transactions contemplated hereby (including price and terms) or otherwise communicate with any news media without the prior written consent of the other Parties.

(b)           Each Seller Party shall, and shall cause its respective Affiliates to, hold, and shall use its commercially reasonable efforts to cause his respective representatives to hold, in confidence (and not disclose or provide access to any other Person) any and all information, whether written or oral, concerning the Purchased Assets or the Business, except to the extent that such Seller Party can show that such information (i) is generally available to and known by the public through no fault of such Seller Party or any of its or his respective Affiliates or representatives; (ii) is lawfully acquired by such Seller Party or any of its or his respective Affiliates or representatives from and after the Closing from sources unrelated to Purchaser, either Shareholder, or Seller which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation; (iii) came within such Seller Party’s possession on a non-confidential basis prior to its being furnished by another Party; or (iv) was independently developed by such Seller Party without the use of any confidential information of the Purchaser or the Business.  If a Seller Party or any of its or his Affiliates or representatives is compelled to disclose any information by judicial or administrative process or by other requirements of Law, such Seller Party shall promptly notify Purchaser in writing and shall disclose only that portion of such information which such Seller Party is advised by its or his counsel in writing is legally required to be disclosed; provided, however, that such Seller Party shall use its or his commercially reasonable efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 5.8             Tax Matters.  Notwithstanding anything to the contrary set forth herein, any stamp, transfer, documentary, sales and use and similar Tax (except for any income Tax, which shall be the sole responsibility of Seller) attributable to the sale or transfer of the Purchased Assets, or any other transaction contemplated in the Transaction Documents, shall be paid 50% by Purchaser and 50% by Seller.

Section 5.9             No Solicitation.

(a)           From the date of this Agreement until the Closing or, if earlier, the termination of this Agreement in accordance with its terms, Shareholders shall not, and shall cause Seller and Representatives not to, directly or indirectly: (i) initiate or knowingly solicit the submission of any inquiries, proposals or offers that constitute or may reasonably be expected to lead to any Acquisition Proposal or engage in any discussions or negotiations with respect thereto or otherwise knowingly cooperate with or knowingly assist or participate in, or knowingly facilitate any such inquiries, proposals, discussions or negotiations, or (ii) approve or recommend, or publicly propose to approve or recommend, an Acquisition Proposal or enter into any merger agreement, letter of intent, agreement in principle, stock purchase agreement, asset purchase agreement, license agreement, or stock exchange agreement, option agreement or other similar agreement relating to an Acquisition Proposal or enter into any agreement or agreement in principle requiring Seller Parties to abandon, terminate or fail to consummate the Agreement or breach their obligations hereunder or propose or agree to do any of the foregoing. Seller Parties shall, and shall cause their Representatives to, immediately cease any solicitation, knowing encouragement, discussion or negotiation with any Persons conducted by Seller Parties or any of their Representatives prior to the date of this Agreement with respect to any Acquisition Proposal.

(b)           For purposes of this Agreement, “Acquisition Proposal” means any bona fide offer or proposal, or any indication of interest in making a bona fide offer or proposal, made by a Person or group at any time that is structured to permit such Person or group to acquire, in one transaction or a series of transactions, beneficial ownership of at least 5% of the assets of, equity interest in, or business of, Seller, taken as a whole, pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, license of assets (including any Company Intellectual Property) outside the ordinary course of business, tender offer or exchange offer or similar transaction, in each case other than the transactions contemplated hereby.

Section 5.10           Non-Competition; Non-Solicitation.

(a)           Each Seller Party acknowledges that it or he is familiar with the trade secrets and other confidential information included in the Purchased Assets.  Therefore, and in further consideration of the compensation to be paid to Seller hereunder, each Seller Party agrees to the covenants set forth in this Section 5.10 and acknowledges that Purchaser would not have entered into this Agreement but for Seller Parties’ agreement to the restrictions set forth in this Section 5.10.

(b)           For a period of four (4) years from and after the Closing Date, no Seller Party shall, directly or indirectly, own, operate, lease, manage, control, engage in, invest in, lend to, own any debt or equity security of, permit its name to be used by, act as consultant or advisor to, render services for (alone or in association with any person, firm, corporation or other business organization) or otherwise assist in any manner any Person in any business that is competitive with the Business within the Restricted Territory (unless such Seller Party is engaged only in an aspect of such Person’s business that is not competitive with the Business and is not, directly or indirectly, engaged in any aspect of such Person's business that is competitive with the Business); provided; however, that nothing herein shall prohibit a Shareholder from being a passive beneficial owner of less than two percent (2%) of the outstanding stock of any publicly-traded corporation, so long as no activities associated therewith compete with Purchaser, present a conflict of interest with Purchaser or its business or affairs, or interfere with or detract from such Shareholder’s performance of duties owed to the Purchaser under any agreement.

(c)           Commencing on the date hereof and for a period of four (4) years from and after the Closing Date, no Seller Party shall directly or indirectly for his own benefit or for the benefit of any Person other than Purchaser: (i) induce or attempt to induce any employee or consultant of Purchaser or any Affiliate of Purchaser (collectively, the “Company Parties”) to leave the employ of, or engagement with, any of the Company Parties, or in any way interfere with the relationship between any of the Company Parties and any employee or consultant thereof, (ii) hire or engage any Person who is or was an employee or consultant of any of the Company Parties within six (6) months prior to the Closing Date or two (2) years after the Closing Date, or (iii) induce or attempt to induce any Person who is or was within six (6) months prior to the Closing Date or within two (2) years after the Closing Date a customer, supplier, licensee, licensor, franchisee or other business relation of any of the Company Parties to cease doing business with any of the Company Parties, or in any way interfere with the relationship between any such customer, supplier, licensee, licensor, franchisee or business relation and any of the Company Parties.

(d)           Commencing on the date hereof and if this Agreement terminates in accordance with its terms, for a period of four (4) years from and after the date of such termination, neither Purchaser nor any of its Affiliates shall directly or indirectly for its own benefit or for the benefit of any Person: (i) induce or attempt to induce any employee or consultant of Seller or any Affiliate of Seller (collectively, the “Selling Parties”) to leave the employ of, or engagement with, any of the Selling Parties, or in any way interfere with the relationship between any of the Selling Parties and any employee or consultant thereof, (ii) hire or engage any Person who is or was an employee or consultant of any of the Selling Parties beginning on the date of this Agreement and continuing for the two (2) year period from the date of termination of this Agreement, or (iii) induce or attempt to induce any Person who is or was, in the period beginning on the date of this Agreement and continuing for the two (2) year period from the date of termination of this Agreement, a customer, supplier, licensee, licensor, franchisee or other business relation of any of the Selling Parties to cease doing business with any of the Selling Parties, or in any way interfere with the relationship between any such customer, supplier, licensee, licensor, franchisee or business relation and any of the Selling Parties.

(e)           The Parties hereto acknowledge and agree that Purchaser and each of its Affiliates, successors and assigns would suffer irreparable harm from a breach of this Section 5.10 and that money damages would not be an adequate remedy for any such breach.  Therefore, in the event a breach or threatened breach of this Section 5.10 by any Seller Party, Purchaser or any of their respective Affiliates or their respective successors and assigns, in addition to other rights and remedies existing in their favor, shall be entitled to specific performance, injunctive and other equitable relief from a court of competent jurisdiction in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security and at the expense of the breaching Seller, including reasonable attorneys’ fees and expenses).  The restrictive covenants set forth in this Section 5.10 shall be construed as agreements independent of any other provision in this Agreement, and the existence of any claim or cause of action of any Seller Party against Purchaser, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by Purchaser of any restrictive covenant contained in this Section 5.10.  Purchaser has fully performed all obligations entitling it to the restrictive covenants set forth in this Section 5.10, and such restrictive covenants therefore are not executory or otherwise subject to rejection under chapter 11 of title 11 of the United States Code.

The Parties hereto acknowledge and agree that Seller Parties and each of their Affiliates, successors and assigns would suffer irreparable harm from a breach of this Section 5.10 by Purchaser and that money damages would not be an adequate remedy for any such breach.  Therefore, in the event a breach or threatened breach of this Section 5.10 by Purchaser, Seller Parties and each of their Affiliates or their respective successors and assigns, in addition to other rights and remedies existing in their favor, shall be entitled to specific performance, injunctive and other equitable relief from a court of competent jurisdiction in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security and at the expense of the Purchaser, including reasonable attorneys’ fees and expenses).  The restrictive covenants set forth in this Section 5.10 shall be construed as agreements independent of any other provision in this Agreement, and the existence of any claim or cause of action of Purchaser against Seller Parties, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by Seller Parties of any restrictive covenant contained in this Section 5.10.  Seller Parties have fully performed all obligations entitling them to the restrictive covenants set forth in this Section 5.10, and such restrictive covenants therefore are not executory or otherwise subject to rejection under chapter 11 of title 11 of the United States Code.

(f)           If the final judgment of a court of competent jurisdiction declares any term or provision of this Section 5.10 to be invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified to cover the maximum duration, scope or area permitted by Law.  In addition, in the event of an alleged breach or violation by any Seller Party of this Section 5.10, the four (4) year period described in clauses (b) and (c) above shall be tolled with respect to such Seller Party until such breach or violation has been duly cured; and in the event of an alleged breach or violation by Purchaser of this Section 5.10, the four (4) year period described in clause (d) above shall be tolled with respect to Purchaser until such breach or violation has been duly cured. Seller Parties and Purchaser each agree that the restrictions contained in this Section 5.10 are reasonable.

Section 5.11           Third-Party Consents .  Seller Parties shall use commercially reasonable efforts to obtain each Required Consent not later than 180 days after the Closing Date.

Section 5.12           Employment Matters.

(a)           Promptly after the Closing Date (and in no event later than three Business Days following Closing), Purchaser shall offer employment, on an “at will” basis, to all employees of Seller on substantially the same or better terms and conditions by which such employees were employed by Seller, provided that Purchaser shall not be obligated to offer employment to any employee of Seller who does not meet the generally applicable employment requirements of Parent and its subsidiaries. Purchaser and Seller shall coordinate employment of Seller's employees by Purchaser such that Seller will terminate all employees of the Business effective upon such employees receiving employment offers from Purchaser.  Nothing in this Section 5.12 or elsewhere in this Agreement, express or implied, shall confer upon any employee of Seller any rights or remedies, including any right to employment or continued employment for any period or terms of employment, or confer third-party beneficiary rights.

(b)           Seller shall be solely responsible, and Purchaser shall have no obligations whatsoever for, any compensation or other amounts payable to any current or former employee, officer, director, independent contractor or consultant of the Business, including, without limitation, hourly pay, commission, bonus, salary, accrued vacation, fringe, pension or profit sharing benefits or severance pay for any period relating to the service with Seller at any time prior to the Closing Date and Seller shall pay all such amounts to all such persons prior to the Closing Date.

(c)           Seller shall remain solely responsible for the satisfaction of all claims for medical, dental, life insurance, health accident or disability benefits brought by or in respect of current or former employees, officers, directors, independent contractors or consultants of the Business or the spouses, dependents or beneficiaries thereof, which claims relate to events occurring prior to the Closing Date. Seller also shall remain solely responsible for all worker's compensation claims of any current or former employees, officers, directors, independent contractors or consultants of the Business which relate to events occurring prior to the Closing Date. Seller shall pay, or cause to be paid, all such amounts to the appropriate persons as and when due.

Section 5.13           Mail; Payments; Receivables.  From and after the Closing, Seller Parties agree to refer to Purchaser all customer, supplier, employee or other inquiries or correspondence relating to the Purchased Assets or the conduct of the Business after the Closing.  From and after the Closing, Seller Parties further agree to remit to Purchaser all payments and invoices received by them or their Affiliates that relate to the Purchased Assets (including accounts receivable), the Assumed Liabilities or the conduct of the Business after the Closing Date within five (5) Business Days after its receipt thereof.  If Purchaser or its Affiliates receives or collects any funds relating to any Excluded Asset, Purchaser or its Affiliate shall remit any such funds to Seller within five (5) Business Days after their receipt thereof.

Section 5.14           Regulated Assets.  The Parties shall use commercially reasonable good faith efforts to negotiate, execute and deliver an agreement pursuant to which (A) Purchaser or its Affiliate will acquire promptly after the Closing, but subject to any required regulatory approvals, substantially all of the Regulated Assets of Seller on the terms set forth on Schedule 5.14 (the “Regulated Asset Agreement”); and (B) the Parties agree to provide the necessary services to Broadsmart Florida, Inc. in order to conduct the business of the Regulated Assets substantially in the form of the Transition Services Agreement.  Notwithstanding the foregoing, in any case, the Parties will provide the necessary assets and personnel to Broadsmart Florida, Inc. and/or Seller to conduct the business of the Regulated Assets.

Section 5.15           Employment of Specified Employees.  Not later than three Business Days after the Closing Date, Purchaser shall extend and keep open for 30 days after the Closing Date (the “Offer Period”) an offer of employment pursuant to an employment agreement in substantially the form attached hereto as Exhibit F (each, a “Specified Employee Employment Agreement”) to each of the two individuals specified on Schedule 5.15 (each, a “Specified Employee”).  Within 5 Business Days after the expiration of the Offer Period, Purchaser shall (i) pay to Seller $200,000 if both Specified Employees fail to accept such employment offer or to execute the Specified Employee Employment Agreements during the Offer Period, or (ii) pay to Seller $100,000 if any one of the two Specified Employees fail to accept such employment offer or to execute a Specified Employee Employment Agreement during the Offer Period, in each case by wire transfer of immediately available funds to the account specified by Seller.  If either of such individuals accepts the employment offer and executes the Specified Employee Employment Agreements during or after the end of the Offer Period, (x) Seller shall pay each such individual (A) Four Hundred Thousand Dollars ($400,000) promptly following such individual’s execution of his Specified Employee Employment Agreement and (B) if such individual remains continuously employed by Purchaser through and including December 15, 2016, an additional One Hundred Thousand Dollars ($100,000) on or before December 31, 2016 and (y) no amount shall be due and payable to Seller pursuant to this Section 5.15 in respect of such individual, except that Purchaser shall pay to Seller $100,000 for each Specified Employee who forfeits to Purchaser his Restricted Stock (as defined in the Specified Employee Employment Agreements) as a result of a termination of such Specified Employee's employment relationship with Purchaser (the amount, if any, due to Seller pursuant to this Section 5.15, the “Contingent Payment”). The Contingent Payment, if any, made pursuant to this Section 5.15 shall be treated by the Parties as an adjustment to the Transaction Consideration to the extent permitted by applicable Law.

ARTICLE VI
CONDITIONS TO OBLIGATIONS OF THE PARTIES

Section 6.1             Conditions to the Obligations of Each Party. The respective obligation of each Party to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or written waiver by such Party, where permissible) on or prior to the Closing Date of the following conditions:

(a)           No Injunctions. No temporary restraining Order, preliminary or permanent injunction or other Order and no Legal Proceeding shall be in effect or have been instituted or threatened enjoining, prohibiting or otherwise preventing, or seeking to enjoin, prohibit or otherwise prevent the consummation of the transactions contemplated by this Agreement.

(b)           No Laws.  No Law shall have been enacted or shall be deemed applicable to the transactions contemplated by this Agreement that makes the consummation of such transactions illegal.

(c)           Escrow Agreement.  The Escrow Agent shall have executed and delivered the Escrow Agreement.

Section 6.2             Conditions to the Obligations of Purchaser. The obligations of Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction or written waiver by Purchaser of the following additional conditions:

(a)           Performance of Obligations. Seller shall have complied with all covenants required to be complied with by Seller at or prior to the Closing pursuant to the terms hereof and shall have delivered to Purchaser at Closing a written certification to that effect.

(b)           Consents. All consents listed on Schedule 6.2(b) shall have been obtained.

(c)           Closing Deliveries.  Seller shall have executed and delivered each document specified in Section 1.4(a) and Section 1.4(b).

Section 6.3             Conditions to the Obligations of Seller. The obligations of Seller to consummate the transactions contemplated hereby are subject to the satisfaction or written waiver by Seller (where permissible) of the following additional conditions:

(a)           Performance of Obligations. Purchaser shall have complied with all covenants and performed in all respects its obligations under this Agreement required to be performed by it at or prior to the Closing pursuant to the terms hereof and shall have delivered to Seller at Closing a written certification to that effect.

(b)           Closing Deliveries. Purchaser shall have executed and delivered each document and made each payment specified in Section 1.4(c).

ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER

Section 7.1             Termination. This Agreement may be terminated at any time prior to the Closing, as follows:

(a)           by mutual written consent of Purchaser and Seller;

(b)           by either Purchaser or Seller if the Closing shall not have occurred on or before June 30, 2016; provided, further, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any Party whose actions in breach of this Agreement or whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of any of the conditions set forth in Article VI having been satisfied on or before such date;

(c)           by either Purchaser or Seller if any Governmental Body shall have enacted, issued, promulgated, enforced or entered any Order (whether temporary, preliminary or permanent) or taken any other action (including the failure to have taken an action) that has become final and non-appealable and has the effect of making consummation of the Closing illegal or otherwise preventing or prohibiting consummation of the transactions contemplated hereby;

(d)           by Purchaser upon a breach of covenant or agreement by Seller contained in this Agreement such that (A) the conditions set forth in Section 6.2(a) would not be capable of being satisfied and (B) such breach is not capable of being cured or, if reasonably capable of being cured, has not been cured within 30 days after notice to Seller; or

(e)           by Seller upon a breach of any covenant or agreement on the part of Purchaser contained in this Agreement such that (A) the conditions set forth in Section 6.3(a) would not be capable of being satisfied and (B) such breach is not capable of being cured or, if reasonably capable of being cured, has not been cured within 30 days after notice to Purchaser.

Section 7.2             Effect of Termination. In the event of the termination of this Agreement pursuant to any provision of Section 7.1, all obligations of the Parties hereunder shall terminate without any liability to any of the Parties, except that the obligations contained in Section 5.7 (Public Announcements), Section 5.10(d) (Non-Solicitation), Article IX (Miscellaneous) and this Section 7.2 shall survive, and except that no such termination shall relieve any Party from liability for any willful or intentional breach of this Agreement or from fraud.  If this Agreement is terminated by Seller pursuant to Section 7.1(e) or by Purchaser as a result of a failure of the condition specified in Sections 6.1(c) (if such failure is caused by Purchaser) or 6.2(b), Seller shall retain the Deposit. If this Agreement is terminated pursuant to Section 7.1 for any reason other than the reasons specified in the immediately preceding sentence, Seller shall pay to Purchaser an amount equal to the Deposit.

ARTICLE VIII
INDEMNIFICATION

Section 8.1              Indemnity Obligations of Seller Parties.

Subject to the limitations set forth herein, Seller Parties, jointly and severally, covenant and agree to defend, indemnify and hold harmless Purchaser and its Affiliates and the respective officers, managers, directors, employees, agents, advisers and representatives of the foregoing (collectively, and for the avoidance of doubt, excluding either Shareholder or Affiliate thereof, the “Purchaser Indemnitees”), from and against, and to pay or reimburse Purchaser Indemnitees for, any and all claims, Liabilities, obligations, losses, fines, costs, proceedings or damages, including all reasonable fees and disbursements of counsel incurred in the investigation or defense of any of the same or in asserting any of their respective rights hereunder (collectively, “Losses”), based on, resulting from, arising out of or relating to:

(a)           any misrepresentation or breach of any warranty of any Seller Party contained in this Agreement or in any certificate or agreement delivered in connection herewith, it being understood that, in determining the existence of, and amount of any Losses in connection with, a claim under this Section 8.1(a), all representations and warranties shall be read without regard and without giving effect to any materiality, Company Material Adverse Change or similar qualification contained therein (as if such qualification were deleted from such representation or warranty);

(b)           any failure of any Seller Party to perform any covenant or agreement of Seller Parties made or contained in this Agreement, or fulfill any obligation in respect thereof (not including any covenant or agreement that Purchaser waives in writing signed by Purchaser at or prior to Closing);

(c)           any Indebtedness as of the time of Closing, to the extent not paid in full and discharged prior to or at the Closing, or to the extent not reflected in the Closing Payoff Certificate and offset against the Transaction Consideration;

(d)           any Seller Transaction Expenses to the extent not paid in full and discharged prior to or at the Closing;

(e)           any Change of Control Payments to the extent not paid in full and discharged prior to or at the Closing;

(f)            any Excluded Asset or Excluded Liability;

(g)           any Taxes of Seller for any period;

(h)           any Taxes attributable to the Business or the Purchased Assets for all periods ending on or before the Closing Date and the portion of any Straddle Period through and including the Closing Date, except to the extent that such Taxes are included as liabilities in the Final Closing Statement or Adjusted Final Closing Statement, as the case may be; and

(i)             any delay in obtaining, or failure to obtain, any Required Consent.

Section 8.2             Indemnity Obligations of Purchaser and Seller Parties.  Purchaser covenants and agrees to defend, indemnify and hold harmless Seller Parties from and against any and all Losses based on, resulting from, arising out of or relating to:

(a)           any misrepresentation or breach of any warranty of Purchaser contained in this Agreement or in any certificate or agreement delivered in connection herewith, it being understood that, in determining the existence of, and amount of any Losses in connection with, a claim under this Section 8.2(a), all representations and warranties shall be read without regard and without giving effect to any materiality or similar qualification contained therein (as if such qualification were deleted from such representation or warranty);

any failure of Purchaser to perform any covenant or agreement of Purchaser made or contained in this Agreement, or fulfill any obligation in respect thereof (not including any covenant or agreement that Seller waives in writing signed by Seller at or prior to Closing); and

(b)           except for the obligations of Shareholders under their Employment Agreements, any Liability to the extent (i) related to the conduct of the Business after the Closing, and (ii) not constituting a matter for which any Purchaser Indemnitee is indemnified under this Agreement or a breach by any Seller Party of any covenant, representation or warranty contained in this Agreement.

Section 8.3             Indemnification Procedures.

(a)           Third Party Claims.  In the case of any claim asserted by a third party (a “Third Party Claim”) against a Party entitled to indemnification under this Agreement (the “Indemnified Party”), notice shall be given by the Indemnified Party to the Party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought.  If the Indemnifying Party provides a written notice to the Indemnified Party within fifteen (15) days after its receipt of notice of such claim that it will indemnify and hold the Indemnified Parties harmless from all Losses related to such Third Party Claim, the Indemnified Party shall permit the Indemnifying Party (at the expense of such Indemnifying Party) to assume the defense of such Third Party Claim or any litigation with a third party resulting therefrom; provided, however, that (i) the counsel for the Indemnifying Party who shall conduct the defense of such claim or litigation shall be subject to the approval of the Indemnified Party (not to be unreasonably withheld, conditioned or delayed), (ii) the Indemnified Party may participate in such defense at such Indemnified Party’s expense, and (iii) the failure by any Indemnified Party to give notice of a Third Party Claim to the Indemnifying Party as provided herein shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except and only to the extent that, as a result of such failure to give notice, the defense against such claim is materially impaired.  Except with the prior written consent of the Indemnified Party, no Indemnifying Party, in the defense of any Third Party Claim, shall consent to entry of any judgment or enter into any settlement that provides for injunctive or other nonmonetary relief affecting the Indemnified Party or that does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnified Party of a general release from any and all liability with respect to such Third Party Claim.  Notwithstanding anything herein to the contrary, the Indemnifying Party shall not be entitled to assume (or, if applicable, to maintain) control of the defense against a Third Party Claim if (1) the claim for indemnification relates to or arises in connection with any criminal or quasi criminal proceeding, action, indictment, allegation or investigation; (2) the claim seeks an injunction, specific performance or any other equitable or non-monetary relief against the Indemnified Party; (3) the Indemnified Party has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnifying Party and the Indemnified Party; (4) the Indemnifying Party fails to vigorously prosecute or defend such claim; or (5) Liability for claims under Section 8.1 are and continue to be for amounts in the aggregate in excess of the Cap.  If the Indemnifying Party does not accept the defense of a Third Party Claim within fifteen (15) days after receipt of the written notice thereof from the Indemnified Party described above, the Indemnified Party shall have the full right to defend against any such claim or demand.  In any event, the Indemnifying Party and the Indemnified Party shall reasonably cooperate in the defense of any Third Party Claim and the records of each shall be reasonably available to the other with respect to such defense.

(b)           Non-Third Party Claims.  With respect to any claim for indemnification hereunder which does not involve a Third Party Claim, the Indemnified Party will give the Indemnifying Party written notice of such claim.  The Indemnifying Party may acknowledge and agree by notice to the Indemnified Party in writing to satisfy such claim within fifteen (15) days of receipt of notice of such claim from the Indemnified Party.  If the Indemnifying Party shall dispute such claim, the Indemnifying Party shall provide written notice of such dispute to the Indemnified Party within such fifteen (15) day period.  If the Indemnifying Party shall fail to provide written notice to the Indemnified Party within fifteen (15) days of receipt of notice from the Indemnified Party that the Indemnifying Party either acknowledges and agrees to pay such claim or disputes such claim, the Indemnifying Party shall be deemed to have acknowledged and agreed to pay such claim in full and to have waived any right to dispute such claim.

Section 8.4             Expiration of Representations and Warranties and Survival of Indemnification Obligations.

(a)           All representations and warranties contained in this Agreement shall survive the Closing until the date which is the later of (a) twelve months after the Closing Date or (b) thirty (30) days following the completion of Parent’s audited financial statements for the year ended December 31, 2016 but in any event on a date not later than fourteen months after the Closing Date (such date, the “General Survival Date”); provided, however, that (i) the representations and warranties stated in Section 3.8 and Section 3.13 shall survive the Closing for the period ending on the date that is sixty (60) days after the expiration of the applicable statute of limitations period and (ii) the representations and warranties stated in Section 2.1, Section 2.2, Section 3.1, Section 3.3, Section 3.10(c), Section 3.23, Section 3.24, Section 3.31, Section 4.1, Section 4.2 and Section 4.4 shall survive indefinitely (each of the sections referred to in (i) and (ii), a “Transactional Rep”).

(b)           All indemnification obligations under Section 8.1(c), Section 8.1(d), Section 8.1(e), Section 8.1(f) (except with respect to indemnification obligations under Section 8.1(f) that are Third Party Claims, which obligations shall survive as provided in Section 8.4(d)), Section 8.1(g) and Section 8.1(h), and all indemnification obligations related to any Transactional Rep shall survive the Closing indefinitely.

(c)           All indemnification obligations related to Section 3.8 and Section 3.13 shall survive the Closing for the period ending on the date that is sixty (60) days after the expiration of the applicable statute of limitations period.

(d)           All indemnification obligations under Section 8.1(b) or Section 8.2(b) with respect to covenants to be performed on or prior to Closing shall survive until the General Survival Date. All indemnification obligations under Section 8.1(b) or Section 8.2(b) with respect to covenants to be performed after Closing shall survive for the survival period of such covenants.

(e)           All other indemnification obligations of any Party hereunder, other than indemnification obligations specified in Section 8.4(b) and Section 8.4(c), but including any other indemnification obligation of Seller arising from, related to or based on a Third part Claim, shall survive the Closing until the General Survival Date.

(f)           Notwithstanding the foregoing, all claims (and matters relating thereto) made in writing prior to the expiration of the applicable survival period shall not thereafter be barred by the expiration of such survival period and shall survive until finally resolved.  If there are two or more alternative basis on which any indemnification claim under this Article VIII can be made, such claim can be made on any one or more such basis at the election of the Person entitled to make such claim (it being understood that the recovery on any such claim shall be without duplication).

Section 8.5             Certain Limitations. The indemnification provided for in Section 8.1 and Section 8.2 shall be subject to the following limitations:

(a)           Seller Parties shall not be liable to Purchaser Indemnitees for indemnification under Section 8.1(a) for any Loss that is less than or equal to $7,500 (the “Mini-Basket”) (provided that any series of related Losses shall be aggregated for this determination) and until the aggregate amount of all Losses in respect of indemnification under Section 8.1(a) exceeds $400,000 (the “Basket”), in which event Seller Parties shall be required to pay or be liable for all Losses solely in excess of the amount of the Basket, subject to the other limitations set forth herein.  The Purchaser Indemnitees shall not be indemnified pursuant to Section 8.1(a) with respect to any additional Loss if the aggregate amount of all prior Losses for which the Purchaser Indemnitees have received indemnification pursuant to Section 8.1(a) has exceeded $3,000,000 (the “Cap”).

(b)           Purchaser shall not be liable to Seller Parties for indemnification under Section 8.2(a) for any Loss or series of related Losses that are less than or equal to the Mini-Basket until the aggregate amount of all Losses in respect of indemnification under Section 8.2(a) exceeds the Basket, in which event Purchaser shall be required to pay or be liable for all Losses solely in excess of the amount of the Basket, subject to the other limitations set forth herein.  Seller Parties shall not be indemnified pursuant to Section 8.2(a) with respect to any Loss if the aggregate amount of all Losses for which Seller Parties have received indemnification pursuant to Section 8.2(a) has exceeded the Cap.  Notwithstanding anything in this Section 8.5(b) to the contrary, the Basket, the Mini-Basket and the Cap shall not apply to any Losses arising from Purchaser’s representations in Section 4.1, Section 4.2, Section 4.4 and Section 4.6.

(c)           Without limiting the effect or otherwise expanding the scope of Section 8.5(a) and Section 8.5(b), the maximum aggregate indemnification obligation of any Party hereunder shall not exceed the total consideration paid or payable to or for the benefit of Seller under this Agreement (including the Earnout Payment and the Parent Shares).

(d)           Notwithstanding anything in Section 8.5(a)-(c) to the contrary, the Basket, the Mini-Basket and the Cap shall not apply to Losses with respect to any breach of the Transactional Reps, and the Basket, the Mini-Basket and Cap shall not apply to, nor shall Section 8.5(c) or anything else in this Agreement limit, Liability of any Party for intentional breach, intentional misrepresentation or fraud, or the right of Purchaser to seek recourse directly against Seller Parties pursuant to Section 1.5.

(e)           Any amounts payable by Seller Parties under Article VIII for Taxes shall be calculated after giving effect to any Taxes charged back to and actually collected from customers pursuant to the terms of customer contracts, which Purchaser shall use commercially reasonable efforts in seeking from customers (at no material expense to Purchaser and without obligation to litigate with any customer).

Section 8.6             Indemnification Payments to Purchaser Indemnitees.

(a)           All claims of Parent Indemnitees for Losses shall be paid first out of the Indemnity Escrow Amount.  Subject to the preceding sentence, all claims of Purchaser Indemnitees for Losses in excess of the Indemnity Escrow Amount shall be satisfied by payments from Seller Parties on a joint and several basis in immediately available funds by wire transfer to a bank account to be designated by Purchaser. The Indemnity Escrow Amount shall serve as the sole recourse for Purchaser's indemnification rights, except with respect to Losses and claims to which the Cap, the Basket and the Mini-Basket do not apply hereunder.

(b)           Except as set forth in Section 8.6(a), the Purchaser Indemnitees may, from time to time, take any remedy and exercise any right available to any of them under this Agreement, at Law or in equity to collect all such indemnifiable Losses.

Section 8.7             Treatment of Indemnification Payments.  All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Transaction Consideration to the extent permitted by applicable Law.

Section 8.8             Sole Remedy.  Except for claims based upon fraud, intentional breach or intentional misrepresentation, the indemnification provided for in this ARTICLE VIII shall be the sole remedy of the Parties for monetary damages with respect to breaches of this Agreement.

Section 8.9             Release of Indemnity Escrow Amount.  Within three (3) Business Days after the General Survival Date, the Parties shall, by joint written instruction to the Escrow Agent, cause the Escrow Agent to disburse to Seller the balance of the Indemnity Escrow Amount, including all interest accrued thereon, less the aggregate amount of unresolved claims by Purchaser under Section 1.5 or by Purchaser Indemnitees under this Article VIII, in each case outstanding on the General Survival Date.  Thereafter, within three (3) Business Days following the final resolution of any such unresolved claims, the Parties shall, by joint written instruction to the Escrow Agent, cause the Escrow Agent to disburse to Seller the balance, if any, of the Indemnity Escrow Amount, including all interest thereon.

ARTICLE IX
MISCELLANEOUS

Section 9.1             Certain Definitions.

(a)           For purposes of this Agreement, the following terms shall have the meanings specified in this Section 9.1(a):

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person, and in the case of any natural Person shall include all relatives and family members of such Person.

“Average Closing Share Price” means a price equal to the average closing Parent share price, as reported on Nasdaq Global Stock Market, for the thirty (30) trading days immediately preceding the date hereof.

“Books and Records” means all books and records of Seller, including files, manuals, price lists, mailing lists, distributor lists, customer lists, sales and promotional materials, purchasing materials, documents evidencing intangible rights or obligations, personnel records, accounting records and litigation files (regardless of the media in which stored).

“Business” means the business of Seller as conducted or proposed to be conducted as of the date hereof, excluding the operation of Regulated Assets.

“Business Day” means any day of the year on which national banking institutions in the City of New York are open to the public for conducting business and are not required or authorized to close.

“Cash” means all cash and cash equivalents of Seller as of the Closing Date, determined in accordance with GAAP, minus the amount of cash necessary to satisfy the amount of all outstanding checks, drafts, credit card balances and similar instruments of Seller outstanding as of the Closing Date.

“Change of Control Payments” means, with respect to Seller Parties, any and all (i) bonus payments, retention payments, severance payments or other similar payments payable as a result of the transactions contemplated hereby, (ii) investment banking, agent, brokers’ and finders’ and other similar fees payable as a result of the transactions contemplated hereby and (iii) amounts payable to obtain any Consents required to be listed in Section 3.4 of the Disclosure Schedule or otherwise payable to a third party as a result of the transactions contemplated herein.

“Closing Cash Consideration” means the sum of: (A) $37,990,000, minus (B) the amount of the Deposit minus (C) the amount of the Indemnity Escrow Amount, minus (D) the amount, if any, by which the Estimated Net Working Capital is less than the Target Net Working Capital, plus (E) the amount, if any, by which the Estimated Net Working Capital is greater than the Target Net Working Capital, minus (F) the sum of (x) the amount of Seller Transaction Expenses set forth in the Closing Payoff Certificate and (y) the Change of Control Payments set forth in the Closing Payoff Certificate, minus (G) the aggregate amount of all Indebtedness set forth in the Closing Payoff Certificate.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company Material Adverse Change” means a Material Adverse Change with respect to Seller.

“Consent” means any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, exemption or order of, registration, certificate, declaration or filing with, or report or notice to, any Person, including any Governmental Body.

“Contract” means any contract, indenture, note, bond, loan, mortgage, license, instrument, lease, understanding, commitment or other arrangement or agreement, whether written or oral.

“Deposit” means the $300,000 payment by Purchaser to Seller, made on or about February 22, 2016, which shall be applied against the Transaction Consideration at Closing, or returned to Purchaser by Seller or retained by Seller upon any termination, and in accordance with the terms and conditions, of this Agreement.

“Deposit Account Control Agreement” means a control agreement concerning the bank account used by Seller as its customer remittance account whereby (i) Seller agrees that from and after the Closing Date Purchaser shall have the exclusive right to give instructions with respect to such account without further consent of Seller, and Seller shall have no further rights to direct the disposition of any funds in the account without the written consent of Purchaser, (ii) Seller agrees that the funds in the account are assets of Purchaser and that Purchaser may withhold any such consent for any reason or no reason whatsoever, (iii) at the option of Purchaser, the banking institution party thereto agrees that it shall automatically wire transfer all collected balances in the account in excess of the amount specified by Purchaser on a daily basis to an account of Purchaser to be designated.  Each Deposit Account Control Agreement shall be in the form agreed by Purchaser, Seller and the banking institution party thereto.

“DOL” means the United States Department of Labor.

“Earnout Escrow Amount” means $2,000,000 in cash to be deposited by Purchaser with the Escrow Agent at Closing and to be paid to Seller if the Earnout Payment is due hereunder, or paid to Purchaser if the Earnout Payment is not due hereunder.

“Environmental Law(s)” means any foreign, federal, state or local statute, regulation, ordinance, or rule of common law as now or hereafter in effect in any way or any other legally binding requirement relating to the environment, natural resources or protection of human health and safety including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Emergency Planning and Right-To-Know Act (42 U.S.C. § 11101 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Solid Waste Disposal Act (42 U.S.C. § 6901 et seq.) (including the Resource Conservation and Recovery Act), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300(f) et seq.), the Lead-Based Paint Exposure Reduction Act (42 U.S.C. § 2681 et seq.), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), and all Laws of a similar nature, and the rules and regulations promulgated pursuant thereto, each as amended.

“Escrow Agent” means JP Morgan Chase Bank, N.A.

“Escrow Agreement” means that certain Escrow Agreement by and between Seller, Purchaser and Escrow Agent, dated as of the Closing Date, in substantially the form attached hereto as Exhibit G.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Governing Documents” means, with respect to any particular entity: (i) if a corporation, the articles or certificate of incorporation and the bylaws; (ii) if a general partnership, the partnership agreement and any statement of partnership; (iii) if a limited partnership, the limited partnership agreement and the certificate of limited partnership; (iv) if a limited liability company, the articles of organization and operating agreement; (v) if another type of Person, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the Person; (vi) all equityholders’ agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of any Person or relating to the rights, duties and obligations of the equityholders of any Person; and (vii) any amendment or supplement to any of the foregoing.

“Governmental Body” means any government or governmental or regulatory authority or body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private) or tribunal of competent jurisdiction.

 “Hazardous Material(s)” means any substance, material or waste which is regulated by the United States, the foreign jurisdictions in which Seller conducts business, or any state, local or foreign Governmental Body including petroleum and its by-products, asbestos or asbestos-containing material, polychlorinated biphenyls, lead-based paint, and any material or substance which is defined as a “hazardous waste,” “hazardous substance,” “hazardous material,” “restricted hazardous waste,” “industrial waste,” “solid waste,” “contaminant,” “pollutant,” “special waste,” “toxic material,” “toxic waste” or “toxic substance”, or any substance the presence, use, handling, storage or disposal is prohibited under any provision of Environmental Law; provided, however, that Hazardous Materials shall not include any such materials of a de minimus amount used in the ordinary course of business in accordance with all Environmental Laws.

“Improvements” means all buildings, structures and improvements existing from time to time on any real property, including all parking areas and facilities, improvements and fixtures located thereon or therein.

“Indebtedness” means, with respect to the Seller at any applicable time of determination, without duplication: (i) all obligations for borrowed money; (ii) all obligations evidenced by bonds, debentures, notes or other similar instruments or debt securities; (iii) all obligations under swaps, hedges or similar instruments; (iv) all obligations in respect of letters of credit or bankers’ acceptances; (v) all obligations, contingent or otherwise, arising from deferred compensation arrangements, severance or bonus plans or arrangements, Employee Benefit Plans, employment agreements or similar arrangements payable as a result of the consummation of the transactions contemplated hereby (regardless of whether any additional event, in addition to the consummation of the transactions contemplated hereby, is required to give rise to such obligations), but excluding all Change of Control Payments; (vi) all obligations secured by a Lien; (vii) all guaranties in connection with any of the foregoing; (viii) all obligations recorded or required to be recorded as capital leases in accordance with GAAP as of the date of determination of such Indebtedness; (ix) all obligations for the deferred purchase price of property or services or the acquisition of a business or portion thereof, whether contingent or otherwise, as obligor or otherwise, at the maximum amount payable in respect thereof, regardless of whether such amount is contingent on future performance; (x) all obligations created or arising under any conditional sale or other title retention agreement with respect to acquired property; (xi) all deferred rent obligations; (xii) all obligations arising from cash or book overdrafts; (xiii) all liabilities classified as non-current liabilities in accordance with GAAP as of the date of determination of such Indebtedness; (xiv) all accrued interest, prepayment premiums, fees, penalties, expenses or other amounts payable in respect of any of the foregoing, and (xv) the amount of all obligations with respect to deferred revenue.

“Indebtedness for Borrowed Money” means, with respect to the Seller, and in each case, outstanding immediately prior to Closing: (i) indebtedness for borrowed money; (ii) obligations evidenced by notes, bonds, debentures or other similar instruments; and (iii) any prepayment penalties, fees and similar amounts payable in connection with the repayment of any of the foregoing items.

“Indemnity Escrow Amount” means $3,000,000 in cash to be deposited by Purchaser with the Escrow Agent at Closing.

“Intellectual Property” means: (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, divisions, revisions, extensions, and reexaminations thereof; (ii) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith; (iii) all copyrightable works, all copyrights, and all applications, registrations and renewals in connection therewith; (iv) all trade secrets and confidential information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals); (v) all computer software (including data and related documentation); (vi) all other proprietary rights; and (vii) all copies and tangible embodiments thereof (in whatever form or medium).

“Inventory” means all instruments and inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories of Seller, including any such items not in Seller's possession.

“IRS” means the United States Internal Revenue Service.

“Knowledge” or words of similar effect, regardless of case, means, with respect to Seller Parties, the knowledge of Correll or Tharrington.  Each of the foregoing Persons will be deemed to have knowledge of a particular fact or other matter if such Person is actually aware of such fact or matter.

“Law” means any federal, state, local or foreign law (including common law), statute, code, ordinance, rule, regulation or other requirement or rule of law of any Governmental Body.

“Leased Real Property” means the real property leased, subleased, licensed or otherwise occupied by (i) Seller, as lessee, and (ii) any of Seller or its Affiliates, each as a lessee, and related to, used with, or useful to the Business, together with all of the lessee’s rights to all Improvements thereon and to all strips, gores, easements, privileges, rights-of-way, reversions, remainders, riparian and other water rights, rights to lands underlying any adjacent streets or roads, and to other tenements, hereditaments and appurtenances, if any, pertaining to or accruing for the benefit of such real property and Improvements.

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits, proceedings (public or private), claims, hearings, investigations, charges, complaints, demands or governmental proceedings.

“Liability” means any liability, obligation or commitment of any nature whatsoever (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, matured or unmatured, or due or to become due, or otherwise), including any liability for Taxes.

“Lien” means any lien (including any Tax lien), pledge, mortgage, deed of trust, security interest, lease, charge, option, warrant, call, right of first refusal, easement, servitude, transfer restriction or any other encumbrance, restriction or limitation whatsoever.

“Material Adverse Change” with respect to Seller means any event, occurrence, fact, condition, change or effect that is materially adverse to the financial condition or results of the Seller taken as a whole or to the ability of the Seller to consummate timely the transactions contemplated hereby other than changes or prospective changes in the following: (i) general market, legal, regulatory, economic or political conditions, including conditions affecting generally the industries served by the Seller; (ii) GAAP or statutory accounting principles; (iii) acts of terrorism, war (whether or not declared), sabotage, military actions or the escalation thereof; (iv) the taking of any action required or permitted by this Agreement or any other Transaction Document; (v) the negotiation, entry into or announcement of this Agreement or pendency of the transactions contemplated by this Agreement, including any Legal Proceeding in connection with the transactions contemplated by this Agreement; (vi) the breach by Purchaser of this Agreement or any other Transaction Document; (vii) the taking of any action with the approval of Purchaser; (viii) pandemics, earthquakes, tornados, hurricanes, floods, acts of God and other force majeure events; (ix) applicable Laws or regulations, including the interpretation or enforcement thereof; (x) any matter expressly and specifically described as such in the Disclosure Schedule; (xi) actions required to be taken under applicable Laws or Material Contracts; and (xii) the failure by Seller to meet any projections, estimates or budgets for any period prior to, on or after the date of this Agreement.

“Net Working Capital” means the (i) the sum of the following current assets of Seller of the type and nature set forth on the Balance Sheet, which have a balance thereon as of the Balance Sheet Date: (A) accounts receivable, (B) inventory, (C) prepaid expenses, (D) "Loans and Exchanges" and (E) GSA escrow less (ii) the sum of all current liabilities of Seller, including the following: (A) accounts payable, (B) accrued expenses, (C) telecommunications taxes payable and (D) other current liabilities (excluding deferred revenues), in each case, calculated using the same (and not inconsistent) methodologies, practices, assumptions, policies, principles and procedures (with consistent classifications, judgments and reserves, valuations and estimation methodologies) as used by Seller in the preparation of the sample Net Working Capital as of December 31, 2015, which is attached hereto as Exhibit H.  To the extent the classifications, judgments and reserves, valuations and estimation methodologies used to prepare the sample Net Working Capital calculation attached hereto as Exhibit H conflict with GAAP, Exhibit H shall control. Notwithstanding the foregoing, “Net Working Capital” shall not include any (A) cash and cash equivalents, (B) Indebtedness, (C) any loans or notes receivable or other amounts due to Seller from either Shareholder or any Affiliate thereof, (D) deferred Tax assets and deferred Tax liabilities or (E) Seller Transaction Expenses.

“Neutral Accountant” means RSM US LLP (or, if such firm shall decline or is unable to act, or has a conflict of interest with Purchaser or Seller, another nationally recognized accounting firm mutually acceptable to Purchaser and Seller).

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor agency.

“Permit” means any approval, consent, license, certificate, accreditation, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to Law.

“Permitted Liens” means (i) liens for real estate Taxes not yet due and payable or being contested in good faith by appropriate procedures as disclosed herein and for which there are adequate accruals or reserves on the Balance Sheet, (ii) liens arising under equipment leases with third parties set forth in Section 3.10(a) of the Disclosure Schedule, which were entered into in the ordinary course of business consistent with past practices which are not, individually or in the aggregate, material to the Business or the assets of Seller, (iii) Liens imposed by Law, such as materialmen’s, mechanics’, carriers’, landlords’, workmen’s and repairmen’s liens arising in the ordinary course of business for amounts which are not delinquent or claimed as delinquent, (iv) Liens that shall be removed prior to or at the Closing, including but not limited to Liens related to or arising from Indebtedness that is satisfied at Closing as required by the terms of this Agreement (and any of such Liens shall not be considered Permitted Liens as of the time of Closing notwithstanding any other provision of this Agreement to the contrary); (v) Liens securing rental payments under capital lease arrangements;  and (vi) Liens of lessors and licensors arising under lease agreements or license arrangements.

“Person” means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“Product” means each product or service offered, distributed, repaired or sold by Seller, and any other products or services with respect to which Seller has any Liability, property rights or beneficial interest.

“Release” means any actual or threatened release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, migration or leaching into the indoor or outdoor environment, or into or out of any property.

“Restricted Territory” means the following: United States and Canada.

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002.

“SEC Reports” shall mean such reports, schedules, forms, statements and other documents required to be filed by Purchaser under the Exchange Act or any successor statute, and the rules and regulations promulgated thereunder, including pursuant to Section 13(a) or 15(d) thereof, since January 1, 2013 (including the exhibits thereto and documents incorporated by reference therein).

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” means North American Telecommunications Corporation, including any assets and operations, if any, of Broadsmart, Inc. which was dissolved as provided in Section 3.31.

“Seller Transaction Expenses” means any and all legal, accounting, consulting, investment advisory, brokers and other fees, costs and expenses of any Seller Party relating to the transaction contemplated hereby.

“Straddle Period” means any Tax period that includes but does not end on the Closing Date.

 “Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, trust or other form of legal entity of which (i) more than fifty percent (50%) of the voting power of the outstanding voting securities are directly or indirectly owned by such Person or (ii) such Person or any Subsidiary of such Person is a general partner (excluding partnerships in which such party or any Subsidiary of such Person does not have a majority of the voting interests in such partnership).

“Target Net Working Capital” means $283,595.

“Tax” or “Taxes” means any federal, state, provincial, local or foreign income, alternative minimum, accumulated earnings, personal holding company, franchise, capital stock, net worth, capital, profits, windfall profits, gross receipts, value added, sales, use, goods and services, excise, customs duties, transfer, conveyance, mortgage, registration, stamp, documentary, recording, premium, severance, environmental (including taxes under Section 59A of the Code or any analogous or similar provision of any state, local or foreign Law or regulation), real property, personal property, ad valorem, intangibles, unclaimed property, rent, occupancy, license, occupational, employment, unemployment insurance, social security, disability, workers’ compensation, payroll, health care, withholding, estimated or other similar tax, duty or other governmental charge or assessment or deficiencies thereof, and including any interest, penalties or additions to tax attributable to the foregoing.

“Tax Return” means any return, report, declaration, form, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Transaction Documents” means, with respect to any Person, this Agreement together with any other agreements, instruments, certificates and documents executed by such Person in connection herewith or therewith or in connection with the transactions contemplated hereby or thereby.

“Treasury Regulations” means the regulations promulgated under the Code, including temporary and proposed regulations.

“WARN” means the Worker Adjustment and Retraining Notification Act, as amended.

(b)           Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
2016 Revenues	Section 1.6(a)
Acquisition Proposal	Section 5.9(b)
Adjusted Final Earnout Calculation Statement	Section 1.6(c)(ii)
Adjusted Final Closing Statement	Section 1.5(b)
Agreement	Preamble
Assumed Liabilities	Section 1.1(c)
Balance Sheet	Section 3.5(a)
Balance Sheet Date	Section 3.5(a)
Basket	Section 8.5(a)
Bill of Sale	Section 1.4(b)
Blue Sky Laws	Section 4.6
Cap	Section 8.5(a)
Closing	Section 1.1(a)
Closing Date	Section 1.3
Closing Date Net Working Capital	Section 1.5(a)
Closing Payoff Certificate	Section 1.4(a)(i)
Closing Statement	Section 1.5(a)
Company Parties	Section 5.10(c)
Contingent Payment	Section 5.15
Correll	Preamble
Delayed Assets	Section 1.1(e)
Delayed Liability	Section 1.1(e)
Disclosure Schedule	Section 9.11
Dispute Notice	Section 1.5(b)
Disputed Items	Section 1.5(b)
Earnout Calculation Objection Notice	Section 1.6(c)(ii)
Earnout Calculation Statement	Section 1.6(c)(i)
Earnout Payment	Section 1.6(b)
Employee Benefit Plans	Section 3.13(a)
Environmental Permits	Section 3.17(a)
ERISA	Section 3.13(a)
Estimated Net Working Capital	Section 1.4(a)(i)
Excluded Assets	Section 1.1(b)
Excluded Liabilities	Section 1.1(d)
Executive Employment Agreements	Section 1.4(b)(v)
Final Adjustment Amount	Section 1.5(b)

Final Earnout Calculation Statement	Section 1.6(c)(ii)
Final Closing Statement	Section 1.5(b)
Financial Statements	Section 3.5(a)
Indemnified Party	Section 8.3(a)
Indemnifying Party	Section 8.3(a)
Intellectual Property Licenses	Section 3.11(b)
Leased Properties	Section 3.9(b)
Losses	Section 8.1
Material Contracts	Section 3.12(a)
Multiemployer Plans	Section 3.13(a)
Multiple Employer Plans	Section 3.13(a)
Offer Period	Section 5.15
Open Source Software	Section 3.11(j)
Other Parties	Section 3.16(d)
Owned Intellectual Property	Section 3.11(a)
Parent	Preamble
Parent Shares	Section 1.2(ii)
Party(ies)	Preamble
Payoff Letters	Section 1.4(a)(ii)
Personal Property Leases	Section 3.10(a)
PII	Section 3.27
Purchased Assets	Section 1.1(a)
Purchaser	Preamble
Purchaser Indemnitees	Section 8.1
Qualified Plans	Section 3.13(c)
Real Property Laws	Section 3.9(c)
Real Property Lease	Section 3.9(b)
Regulated Asset Agreement	Section 5.14
Regulated Assets	Section 1.1(b)
Representatives	Section 5.2(a)
Required Consent	Section 1.1(e)
Review Period	Section 1.6(c)(ii)
Selling Parties	Section 5.10(d)
Seller ERISA Affiliate	Section 3.13(a)
Seller Party(ies)	Preamble
Shareholder(s)	Preamble
Specified Employee	Section 5.15
Specified Employee Employment Agreement	Section 5.15
Systems	Section 3.11(i)
Third Party Claim	Section 8.3(a)
Tharrington	Preamble
Transaction Consideration	Section 1.2
Transactional Rep	Section 8.4
Transfer	Section 2.4
Transition Services Agreement	Section 1.4(b)

Section 9.2             Expenses.  Except as otherwise provided in this Agreement and the Transaction Documents, each of the Parties shall bear its own fees, costs and expenses (including legal, accounting, consulting and investment advisory fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. All Seller Transaction Expenses shall be discharged by Seller at Closing and/or paid from the Transaction Consideration in accordance with Section 1.4(c)(v).

Section 9.3             Governing Law; Jurisdiction; Venue.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware (without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware).  Except for the matters to be determined by the Neutral Accountant pursuant to Section 1.5 and Section 1.6, each of the Parties submits to the exclusive jurisdiction of any state or federal court within the State of Florida in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding shall be exclusively heard and determined in any such court.  The Parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought.

Section 9.4             Entire Agreement; Amendments and Waivers.  This Agreement (including the schedules and exhibits hereto) represents the entire understanding and agreement between the Parties with respect to the subject matter hereof and can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by Purchaser, in the case of an amendment, supplement, modification or waiver sought to be enforced against Purchaser, or Seller Parties, in the case of an amendment, supplement, modification or waiver sought to be enforced against any Seller Party.  The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach.  No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

Section 9.5             Section Headings.  The section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.

Section 9.6             Notices.  All notices and other communications under this Agreement shall be in writing and shall be given by personal delivery, nationally recognized overnight courier or certified mail at the following addresses (or to such other address as a Party may have specified by notice given to the other Party pursuant to this provision):

If to Seller Parties: Todd A. Correll 2316 Barcelona Dr. Fort Lauderdale, FL 33301 and Thomas J. Tharrington 308 Royal Plaza Dr. Fort Lauderdale, FL 33301
With a copy (which shall not constitute notice) to: Kelley Drye & Warren LLP 3050 K Street, N.W., Suite 400 Washington, DC 20007 Attn: Joseph B. Hoffman, Esq.
If to Purchaser, to: magicJack Business Subsidiary, Inc. c/o magicJack VocalTec Ltd. 222 Lakeview Ave., Suite 1600 West Palm Beach, FL 33401 Attn: Jose Gordo
With a copy (which shall not constitute notice) to: Akerman LLP Three Brickell City Centre 98 SE 7th Street, Suite 1100 Miami, FL 33131 Attn: Scott A. Wasserman, Esq.
and Michael W. Kardash, Esq. Integral Business Counsel, PLLC 3826 Delashmutt Drive Haymarket, VA 20169
Any such notice or communication shall be deemed to have been received (i) when delivered or refused, if personally delivered, before 5 pm EST on a Business Day (otherwise, on the next succeeding Business Day) (ii) on the next Business Day after dispatch, if sent postage pre-paid by nationally recognized, overnight courier guaranteeing next Business Day delivery, and (iii) on the fifth (5th) Business Day following the date on which the piece of mail containing such communication is posted, if sent by certified mail, postage prepaid, return receipt requested.  Notices may be given on behalf of a Party by its attorney.

Section 9.7             Severability.  If any provision of this Agreement is invalid, illegal or unenforceable, the balance of this Agreement shall remain in effect. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 9.8             Binding Effect; Assignment; Third-Party Beneficiaries.  This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns; provided, however, that no Party may assign its rights and/or obligations hereunder without the consent of the other Parties. Notwithstanding the foregoing, Purchaser may assign its rights pursuant to this Agreement to an Affiliate of Purchaser or to Purchaser’s Parent, provided, however, such assignment shall not relieve Purchaser of its obligations hereunder.  In addition, Purchaser may assign any or all of its rights pursuant to this Agreement to any lender to Purchaser, as collateral security without the consent of any of the other Parties.  Except as provided in ARTICLE VIII with respect to Persons entitled to indemnification thereunder, nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person.

Section 9.9             Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile, portable document format or other electronic means shall be effective as delivery of a manually executed counterpart to this Agreement.

Section 9.10           Remedies Cumulative.  Except as otherwise provided herein, no remedy herein conferred upon a Party hereto is intended to be exclusive of any other remedy, and all remedies herein conferred are cumulative.  No single or partial exercise by a Party hereto of any right, power or remedy hereunder shall preclude any other or further exercise thereof.

Section 9.11           Exhibits and Schedules.  The exhibits and schedules referred to herein are attached hereto and incorporated herein by this reference.  The disclosure schedule delivered by Seller Parties to Purchaser in connection with the execution of this Agreement (the “Disclosure Schedule”) shall be arranged to correspond to the specific sections and subsections of this Agreement.  Any information disclosed in one Section of the Disclosure Schedule shall be deemed to be disclosed in all other Sections of the Disclosure Schedule where (i) an express reference thereto is made or (ii) the information on the face of such disclosure is sufficient to alert a reasonable person of its applicability to such other Sections of the Disclosure Schedule. Nothing in the Disclosure Schedule will be deemed adequate to disclose an exception to a representation or warranty made herein, unless the Disclosure Schedule identifies the exception with particularity. The mere listing (or inclusion of a copy) of a document or other item in the Disclosure Schedule will not be deemed adequate to disclose an exception to a representation or warranty made in this Agreement (unless the representation or warranty pertains to the existence of the document or other item itself).  The Parties hereto intend that each representation, warranty and covenant contained herein will have independent significance.  If any Party hereto has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached will not detract from or mitigate the fact that the Party is in breach of the first representation, warranty or covenant.

Section 9.12           Interpretation.  When a reference is made in this Agreement to an article, section, paragraph, clause, schedule or exhibit, such reference shall be deemed to be to this Agreement unless otherwise indicated.  The text of all schedules is incorporated herein by reference.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  As used herein, words in the singular will be held to include the plural and vice versa (unless the context otherwise requires), words of one gender shall be held to include the other gender (or the neuter) as the context requires, and the terms “hereof”, “herein”, and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

Section 9.13           Arm’s Length Negotiations.  Each Party herein expressly represents and warrants to all other Parties hereto that (a) said Party has had the opportunity to seek and has obtained the advice of its own legal, tax and business advisors before executing this Agreement; and (b) this Agreement is the result of arm’s length negotiations conducted by and among the Parties and their respective counsel.

Section 9.14           Construction.  The Parties agree and acknowledge that they have jointly participated in the negotiation and drafting of this Agreement.  In the event of an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumptions or burdens of proof shall arise favoring any Party by virtue of the authorship of any of the provisions of this Agreement.  Any reference to any federal, state, local, or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

Section 9.15           Specific Performance.  Each Party acknowledges and agrees that the other Parties would be damaged irreparably in the event any provision of this Agreement is not performed in accordance with its specific terms or otherwise is breached, and therefore a Party shall be entitled to injunctive relief to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in addition to any other remedy to which such Party may be entitled, at law or in equity.  No limitation herein shall restrict any Party from seeking and obtaining equitable relief.

Section 9.16          Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 9.17           Time of Essence.  With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

IN WITNESS WHEREOF, this Asset Purchase Agreement has been executed by or on behalf of each of the Parties as of the day first written above.

PURCHASER: MagicJack Business Subsidiary, Inc. By: /s/ Gerald T. Vento Name: Gerald T. Vento Title: President

SELLER PARTIES: /s/ Todd A. Correll Todd A. Correll /s/ Thomas J. Tharrington Thomas J. Tharrington

North American Telecommunications Corporation By: /s/ Todd A. Correll Name: Todd A. Correll Title: Chief Executive Officer

By virtue of the undersigned’s execution hereof under seal, the undersigned guarantees all of the Purchaser’s obligations and agreements in this Agreement.

magicJack VocalTec Ltd. By: /s/ Gerald T. Vento Name: Gerald T. Vento Title: Chief Executive Officer